Exhibit 99.1

Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Axiall Corporation

We have audited the accompanying consolidated balance sheets of Axiall Corporation and subsidiaries (“the Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 26, 2016, except for Note 3 and Note 20, as to which the date is August 29, 2016

Axiall Corporation

Consolidated Balance Sheets

	December 31,
(In millions, except share data)	2015	2014
Assets:
Cash and cash equivalents	$258.0	$166.8
Receivables, net of allowance for doubtful accounts of $5.9 million at December 31, 2015 and $4.9 million at December 31, 2014	355.3	419.2
Inventories	280.9	298.0
Prepaid expenses and other	58.9	89.0
Deferred income taxes	—	28.0
Current assets of discontinued operations	36.9	104.2

Total current assets	990.0	1,105.2
Property, plant and equipment, net	1,556.5	1,562.4
Goodwill	852.1	1,741.0
Customer relationships, net	950.3	1,024.5
Other intangible assets, net	63.4	68.1
Non-current assets of discontinued operations	62.0	107.4
Other assets, net	65.1	47.4

Total assets	$4,539.4	$5,656.0

Liabilities and Equity:
Current portion of long-term debt	$2.5	$2.8
Accounts payable	244.8	261.3
Interest payable	15.4	15.2
Income taxes payable	2.2	3.1
Accrued compensation	41.0	30.7
Other accrued liabilities	94.7	129.4
Current liabilities of discontinued operations	15.5	41.6

Total current liabilities	416.1	484.1
Long-term debt, excluding the current portion of long-term debt	1,364.5	1309.5
Lease financing obligation	44.0	53.0
Deferred income taxes	683.0	767.5
Pensions and other post-retirement benefits	202.8	250.5
Non-current liabilities of discontinued operations	35.6	45.3
Other non-current liabilities	140.3	157.1

Total liabilities	2,886.3	3,067.0

Commitments and contingencies

Equity:
Preferred stock—$0.01 par value; 75,000,000 shares authorized; no shares issued	—	—
Common stock—$0.01 par value; shares authorized: 200,000,000 at December 31, 2015 and December 31, 2014; issued and outstanding: 70,581,543 at December 31, 2015 and 70,196,116 at December 31, 2014	0.7	0.7
Additional paid-in capital	2,287.5	2,284.3
Retained earnings (deficit)	(591.9)	269.8
Accumulated other comprehensive loss, net of tax	(118.0)	(73.7)

Total Axiall stockholders’ equity	1,578.3	2,481.1
Noncontrolling interest	74.8	107.9

Total equity	1,653.1	2,589.0

Total liabilities and equity	$4,539.4	$5,656.0

See accompanying notes to consolidated financial statements.

Axiall Corporation

Consolidated Statements of Operations

	Year Ended December 31,
(In millions, except per share data)	2015	2014	2013
Net sales	$3,197.0	$3,642.5	$3,585.1
Operating costs and expenses:
Cost of sales	2,820.7	3,136.2	2,886.7
Selling, general and administrative expenses	281.7	286.6	270.1
Restructuring and divestiture costs	22.4	16.7	10.0
Integration-related costs and other, net	16.0	32.2	32.6
Goodwill impairment charges	864.1	4.1	—

Total operating costs and expenses	4,004.9	3,475.8	3,199.4
Operating income (loss)	(807.9)	166.7	385.7
Interest expense	(73.3)	(71.6)	(72.5)
Debt refinancing costs	(3.2)	—	(78.5)
Gain on acquisition of controlling interest	—	—	25.9
Foreign exchange loss	(2.3)	(1.0)	(0.2)
Interest income	0.4	0.6	1.0

Income (loss) from continuing operations before income taxes	(886.3)	94.7	261.4
Provision for (benefit from) income taxes	(42.5)	16.7	69.2

Net income (loss) from continuing operations	(843.8)	78.0	192.2
Discontinued operations:
Income (loss) from discontinued operations	8.0	(37.0)	(19.8)
Less: Provision for (benefit from) income taxes of discontinued operations	1.3	(9.2)	4.4

Net income (loss) from discontinued operations	6.7	(27.8)	(24.2)

Consolidated net income (loss)	(837.1)	50.2	168.0
Less: net income (loss) attributable to noncontrolling interest	(20.7)	3.9	2.7

Net income (loss) attributable to Axiall	$(816.4)	$46.3	$165.3

Basic earnings (loss) per share attributable to Axiall:
Earnings (loss) per share from continuing operations	$(11.68)	$1.06	$2.82
Earnings (loss) per share from discontinued operations	0.09	(0.40)	(0.36)

Earnings (loss) per share attributable to Axiall	$(11.59)	$0.66	$2.46
Diluted earnings (loss) per share attributable to Axiall:
Earnings (loss) per share from continuing operations	$(11.68)	$1.05	$2.80
Earnings (loss) per share from discontinued operations	0.09	(0.40)	(0.36)

Earnings (loss) per share attributable to Axiall	$(11.59)	$0.65	$2.44

Weighted average common shares outstanding:
Basic	70.4	70.1	67.3
Diluted	70.4	70.6	67.8
Dividends per common share	$0.64	$0.64	$0.48

See accompanying notes to consolidated financial statements.

Axiall Corporation

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,
(In millions)	2015	2014	2013
Consolidated net income (loss)	$(837.1)	$50.2	$168.0
Less: net income (loss) attributable to noncontrolling interest	(20.7)	3.9	2.7

Net income (loss) attributable to Axiall	(816.4)	46.3	165.3
Other comprehensive income (loss):
Foreign currency translation adjustments	(82.5)	(57.7)	(34.7)
Derivative cash flow hedges	14.1	(11.8)	(1.4)
Pension and OPEB plan liability adjustments	25.1	(168.6)	173.4

Other comprehensive income (loss), before income taxes	(43.3)	(238.1)	137.3
Provision for (benefit from) income taxes related to other comprehensive income (loss) items	5.0	(90.4)	49.1

Other comprehensive income (loss), net of tax	(48.3)	(147.7)	88.2
Other comprehensive loss attributable to noncontrolling interest, net of tax	(4.0)	(7.7)	—

Other comprehensive income (loss) attributable to Axiall, net of tax	(44.3)	(140.0)	88.2
Comprehensive income (loss), net of income taxes	(885.4)	(97.5)	256.2
Less: comprehensive income (loss) attributable to noncontrolling interest	(24.7)	(3.8)	2.7

Comprehensive income (loss) attributable to Axiall	$(860.7)	$(93.7)	$253.5

See accompanying notes to consolidated financial statements.

Axiall Corporation

Consolidated Statements of Stockholders’ Equity

(In millions)	Common Stock Shares	Common Stock Amount	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Axiall Shareholders’ Equity	Noncontrolling Interest	Total Equity
Balance, January 1, 2013	34.6	$0.3	$487.1	$138.0	$(21.9)	$603.5	$—	$603.5
Consolidated net income	—	—	—	165.3	—	165.3	2.7	168.0
Dividends declared ($0.48 per share)	—	—	—	(34.0)	—	(34.0)	—	(34.0)
Distribution to noncontrolling interest	—	—	—	—	—	—	(13.3)	(13.3)
Other comprehensive income	—	—	—	—	88.2	88.2	—	88.2
Issuance of common stock and replacement share-based awards in connection with merger	35.2	0.4	1,774.9	—	—	1,775.3	—	1,775.3
Noncontrolling interest recognized in connection with the merger	—	—	—	—	—	—	130.0	130.0
Employee stock purchase and stock compensation plans, net of forfeitures	0.1	—	11.6	—	—	11.6	—	11.6
Other Share-based compensation plan activity	—	—	(1.0)	—	—	(1.0)	—	(1.0)

Balance, December 31, 2013	69.9	0.7	2,272.6	269.3	66.3	2,608.9	119.4	2,728.3
Consolidated net income	—	—	—	46.3	—	46.3	3.9	50.2
Dividends declared ($0.64 per share)	—	—	—	(45.6)	—	(45.6)	—	(45.6)
Distribution to noncontrolling interest	—	—	—	—	—	—	(7.7)	(7.7)
Other comprehensive loss	—	—	—	—	(140.0)	(140.0)	(7.7)	(147.7)
Employee stock purchase and stock compensation plans, net of forfeitures	0.3	—	17.0	—	—	17.0	—	17.0
Other Share-based compensation plan activity	—	—	(5.3)	(0.2)	—	(5.5)	—	(5.5)

Balance, December 31, 2014	70.2	0.7	2,284.3	269.8	(73.7)	2,481.1	107.9	2,589.0
Consolidated net loss	—	—	—	(816.4)	—	(816.4)	(20.7)	(837.1)
Dividends declared ($0.64 per share)	—	—	—	(45.3)	—	(45.3)	—	(45.3)
Distribution to noncontrolling interest	—	—	—	—	—	—	(8.4)	(8.4)
Other comprehensive loss	—	—	—	—	(44.3)	(44.3)	(4.0)	(48.3)
Employee stock purchase and stock compensation plans, net of forfeitures	0.4	—	10.2	—	—	10.2	—	10.2
Other Share-based compensation plan activity	—	—	(7.0)	—	—	(7.0)	—	(7.0)

Balance, December 31, 2015	70.6	$0.7	$2,287.5	$(591.9)	$(118.0)	$1,578.3	$74.8	$1,653.1

See accompanying notes to consolidated financial statements.

Axiall Corporation

Consolidated Statements of Cash Flows

	Year Ended December 31,
(In millions)	2015	2014	2013
Cash flows from operating activities:
Consolidated net income (loss)	$(837.1)	$50.2	$168.0
Less income (loss) from discontinued operations, net of tax	6.7	(27.8)	(24.2)

Income (loss) from continuing operations	(843.8)	78.0	192.2

Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation	166.4	157.1	132.8
Amortization	73.2	74.8	69.5
Deferred income taxes	(42.2)	(18.9)	(55.9)
Gain on acquisition of controlling interest	—	—	(25.9)
Loss on debt refinancing costs	—	—	78.5
Goodwill impairment charges	864.1	4.1	—
Other long-lived asset impairment charges, net	2.7	13.0	9.3
Other non-cash items	(4.4)	12.9	5.2
Change in operating assets and liabilities:
Receivables	59.8	45.2	(23.4)
Inventories	3.5	14.4	(56.0)
Prepaid expenses and other	8.2	(42.2)	(4.8)
Accounts payable	(21.9)	(25.8)	12.8
Interest payable	0.1	(0.1)	(3.5)
Accrued income taxes	1.2	(10.6)	(5.4)
Accrued compensation	11.2	(27.0)	(2.8)
Other accrued liabilities	(19.9)	13.4	(22.9)
Other	(12.9)	(6.3)	4.1

Cash provided by operating activities - continuing operations	245.3	282.0	303.8
Cash provided by operating activities - discontinued operations	21.8	9.1	21.9

Net cash provided by operating activities	267.1	291.1	325.7

Cash flows from investing activities:
Capital expenditures	(191.9)	(193.1)	(177.9)
Proceeds from sale of assets and other	5.9	6.6	(1.8)
Acquisitions, net of cash acquired	—	(6.1)	45.9

Cash used in investing activities - continuing operations	(186.0)	(192.6)	(133.8)
Cash provided by (used in) investing activities - discontinued operations	44.3	(15.9)	(5.8)

Net cash used in investing activities	(141.7)	(208.5)	(139.6)

Cash flows from financing activities:
Borrowings on ABL revolver	—	148.9	402.5
Repayments on ABL revolver	—	(148.9)	(402.5)
Issuance of long-term debt	248.8	—	450.0
Long-term debt payments	(197.7)	(5.8)	(531.8)
Deferred acquisition payments	(10.0)	(10.0)	—
Fees paid related to financing activities	(4.1)	(2.2)	(98.1)
Dividends paid	(45.7)	(45.0)	(22.2)
Distribution to noncontrolling interest	(8.4)	(7.7)	(13.3)
Share-based compensation plan activity	(6.0)	(4.6)	(0.8)

Net cash used in financing activities	(23.1)	(75.3)	(216.2)

Effect of exchange rate changes on cash and cash equivalents	(11.1)	(7.0)	(3.7)

Net change in cash and cash equivalents	91.2	0.3	(33.8)
Cash and cash equivalents at beginning of year	166.8	166.5	200.3

Cash and cash equivalents at end of year	$258.0	$166.8	$166.5

Significant non-cash transaction

On January 28, 2013, we acquired substantially all of the assets and liabilities of PPG Industries, Inc.’s (“PPG”) business relating to the production of chlorine, caustic soda and related chemicals (the “Merged Business” or the “PPG Chlor-alkali and derivatives Business”), through a merger between a subsidiary of PPG and a subsidiary of the Company (the “Merger”). The purchase price for these transactions was approximately $2.8 billion and consisted of: (i) the issuance of approximately 35.2 million shares of our common stock valued at approximately $1.8 billion; (ii) the assumption of $967.0 million of debt; and (iii) the assumption of certain other liabilities including pension and OPEB obligations.

See accompanying notes to consolidated financial statements.

Axiall Corporation

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS

Principles of Consolidation. The consolidated financial statements include the accounts of Axiall Corporation (“Axiall,” the “Company,” “we,” “us” or “our”) and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in unconsolidated affiliates, which are 50 percent owned and do not otherwise meet consolidation requirements, are accounted for using the equity method. Investments in unconsolidated affiliates, which are less than 20 percent owned, are accounted for under the cost method. Certain prior period amounts have been reclassified to conform to the current period’s presentation.

Sale of Aromatics Business-Discontinued Operations. On September 30, 2015, the Company entered into and consummated the transactions contemplated by an asset purchase agreement (the “Asset Purchase Agreement”) between INEOS Americas LLC (“INEOS”) and Axiall LLC, a wholly-owned subsidiary of the Company. Pursuant to the Asset Purchase Agreement, INEOS acquired certain assets used in the Company’s aromatics business, including but not limited to, its cumene production facility located in Pasadena, Texas. The Company retained the land and plant at its phenol, acetone and alpha-methylstyrene production facility located in Plaquemine, Louisiana (the “Plaquemine Phenol Facility”), which is part of a broader set of other Axiall chemical manufacturing facilities located in Plaquemine. In addition, the Company retained the following assets associated with its aromatics business: (i) cash and cash equivalents; (ii) accounts receivable; and (iii) inventory, other than certain raw materials and work-in-process inventory at its Pasadena facility. The Company has discontinued the manufacture of products at its Plaquemine Phenol Facility and expects to dismantle and shutdown that facility. The Company concluded that it met the accounting requirements for reporting the financial position, results of operations and cash flows of its former aromatics business as discontinued operations when the sale was consummated. Refer to Note 3 for additional information relating to this sale of our aromatics business assets.

The accompanying consolidated balance sheets, statements of operations and statements of cash flows as of and for the years ended December 31, 2015, 2014 and 2013, and the related Notes to the Consolidated Financial Statements have been adjusted to reflect the presentation of the financial position, results of operations and cash flows of the former aromatics business as discontinued operations. The adjustments did not impact the Company’s consolidated net income (loss) attributable to Axiall.

Deferred Debt Issuance Costs. During the year ended December 31, 2015, the Company retrospectively adopted the provisions of Accounting Standards (“ASU” or “Update”) 2015-03 – Interest-Imputation of Interest. The amendments in this Update simplify the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the carrying amount of the related debt liability, similar to the accounting treatment for debt discounts. The Company did not reclassify debt issuance costs related to its asset-based revolving credit facility (the “ABL Revolver”) as there was no outstanding balance for the ABL Revolver as of December 31, 2015 and will not reclassify such costs in future periods if a balance exists. All other debt issuance costs were reclassified from “other assets” in our consolidated balance sheets to a contra account to offset the respective debt instruments. Deferred debt issuance costs are amortized to interest expense using the effective interest rate method over the term of the related debt instruments. Refer to Note 5 for additional information relating to the adoption of this ASU.

Nature of Operations. We are a leading North American manufacturer and international marketer of chemicals and building products. Our chlorovinyls segment produces a highly integrated chain of chlor-alkali and derivative products (chlorine, caustic soda, vinyl chloride monomer (“VCM”), vinyl resins, ethylene dichloride, chlorinated solvents, calcium hypochlorite, and muriatic acid (“HCL”)) and compound products (vinyl compounds and compound additives and plasticizers). Our building products segment manufactures and distributes interior and exterior trim and mouldings products, deck products, siding, pipe and pipe fittings. Our vinyl-based home improvement and building products are marketed under the Royal Building Products®, Celect® – a Cellular Siding Collection, Zuri Premium Decking®, Kor Flo®, Royal S4S Trim Board® and Exterior Portfolio® brand names.

Use of Estimates. Management is required to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes prepared in conformity with generally accepted accounting principles in the United States of America. Actual results could differ from those estimates.

Cash and Cash Equivalents. Marketable securities that are highly liquid with an original maturity of 90 days or less are considered to be the equivalent of cash for the purpose of financial statement presentation.

Accounts Receivable and Allowance for Doubtful Accounts. We grant credit to customers under credit terms that are customary in the industry and based on the creditworthiness of the customer and generally do not require collateral. We also provide allowances for cash discounts and doubtful accounts based on contract terms, historical collection experience, periodic evaluations of the aging of accounts receivable and specific collectability analysis. Individual accounts are written-off once we have determined we have exhausted our collection efforts and the account is deemed not collectable. Activity in our allowance for doubtful accounts during the years ended December 31, 2015, 2014 and 2013 is set forth in the table below:

(In millions)	Balance at beginning of period	Charged to costs and expenses, net of recoveries	Charged to other accounts (1)	Deductions (2)	Balance at end of period
2015
Allowance for doubtful accounts	$4.9	$1.6	$(0.1)	$(0.5)	$5.9

2014
Allowance for doubtful accounts	4.2	0.9	(0.1)	(0.1)	4.9

2013
Allowance for doubtful accounts	2.1	2.8	—	(0.7)	4.2

(1)	Represents the foreign currency translation due to the change in exchange rate during the period.
(2)	Accounts receivable balances written off during the period, net of recoveries.

Inventories. Inventories are valued at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method for the majority of inventory and the weighted average cost method for the remainder. Costs include raw materials, direct labor and manufacturing overhead. Net realizable value is based on the estimated sales price in the ordinary course of business, less reasonably predictable cost of completion, disposal, and transportation. At December 31, 2015 and 2014, we had approximately $12.3 million and $17.3 million, respectively, of inventory on consignment.

Property, Plant and Equipment. Property, plant and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred, and major renewals and improvements are capitalized. Interest expense attributable to funds used in financing the construction of major plant and equipment is capitalized. Interest cost capitalized during the years ended December 31, 2015, 2014 and 2013 was $1.1 million, $1.5 million and $0.7 million, respectively. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Depreciation expense totaled approximately $166.4 million, $157.1 million and $132.8 million for the years ended December 31, 2015, 2014 and 2013, respectively.

As of December 31, 2015, the estimated useful lives of our assets are as follows:

Buildings	27-39 years
Land improvements	15-25 years
Chemical manufacturing plants	25 years
Machinery and equipment	2-25 years
Dies and moulds	3-10 years
Office furniture and equipment	2-10 years
Computer equipment and software	3-10 years

Long-Lived Assets. Our long-lived assets consist of property, plant and equipment, as well as intangible assets with definite lives. Our intangible assets with definite-lives include customer relationships, supply contracts, technology, and trade names that are identified during acquisitions. Long-lived assets are amortized on a straight-line basis over their estimated useful lives. Our long-lived assets are reviewed for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The evaluation is performed at the lowest level of identifiable cash flows. If our undiscounted cash flows do not exceed the carrying value and the carrying value of the asset exceeds its estimated fair value, an impairment charge is recognized for the amount by which the carrying value of the asset exceeds its estimated fair value. Assets held for sale are recorded at the lower of the carrying value or fair value, less costs to sell, and are no longer depreciated.

Indefinite-Lived Intangible Assets. Our indefinite-lived intangible assets consist only of trade names. The fair values of our trade names are estimated based on the relief from royalty method under the income approach, using a discounted cash flow analysis.

Goodwill. Goodwill is the excess of cost of an acquired entity over the amounts specifically assigned to assets acquired and liabilities assumed in acquisition accounting for business combinations.

Valuation of Goodwill and Indefinite-Lived Intangible Assets: The carrying values of our goodwill and indefinite-lived intangible assets are tested for impairment annually in the fourth quarter, using a measurement date of October 1. In addition, we evaluate the carrying value of these assets for impairment between annual impairment tests if an event occurs or circumstances change that would indicate the carrying value may be impaired. Such events and indicators may include, without limitation, significant declines in industries in which our products are used, significant changes in the estimated future cash flows of our reporting units, significant changes in capital market conditions and significant changes in our market capitalization. Certain factors including but not limited to a sustained decline in our market capitalization below our book value or prolonged deterioration in our industry or market conditions could lead us to determine, in a future period, that an impairment test would be required and result in an impairment charge, which could have a negative impact on our result of operations.

Impairment testing for goodwill is a two-step test performed at a reporting unit level. The first step (“Step-1”) of the impairment analysis involves comparing the fair value of the reporting unit to its book value, including goodwill. If the fair value of the reporting unit exceeds the book value, goodwill is not considered impaired. If the book value exceeds the fair value, the second step (“Step-2”) of the impairment analysis is performed, in which we measure the amount of impairment. Our goodwill evaluations utilize discounted cash flow analyses and market multiple analyses in estimating fair value. The weighting of the discounted cash flow and market approaches varies by each reporting unit based on factors specific to each reporting unit. Inherent in our fair value determinations are certain judgments and estimates relating to future cash flows, including our interpretation of current economic indicators and market conditions, overall economic conditions and our strategic operational plans with regard to our business units. To the extent that significant changes occur in market conditions, overall economic conditions or our strategic operational plan, it is possible that goodwill not currently impaired, may become impaired in the future. Refer to Note 8 of the Notes to the Consolidated Financial Statements.

Other Assets. Other assets primarily consist of deferred income tax assets, investments, and assets held for sale. Our 20-percent to 50-percent owned investments are accounted for under the equity method of accounting and our investments that are less than 20-percent owned are accounted for under the cost method.

Warranty Costs. We provide warranties for certain building products against defects in material, performance and workmanship. We accrue for warranty claims at the time of sale based on historical warranty claims experience. Our warranty liabilities are included in other accrued liabilities and other non-current liabilities in the consolidated balance sheets. Activity in our warranty liabilities for the years ended December 31, 2015, 2014 and 2013 is as follows:

(In millions)	2015	2014	2013
Beginning balance, January 1,	$13.5	$12.6	$13.6
Warranty provisions	4.4	4.3	4.2
Foreign currency translation loss	(1.3)	(0.5)	(0.4)
Warranty claims paid	(1.4)	(2.9)	(4.8)

Ending balance, December 31,	$15.2	$13.5	$12.6

Self-Insurance Accruals. We are self-insured up to certain limits for costs associated with workers’ compensation and employee group medical coverage, as well as for our general liability and property and casualty coverage. Liabilities for insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates of incurred, but not reported claims. These accruals are included in other current liabilities and other non-current liabilities in the accompanying consolidated balance sheets. We also use information provided by independent consultants to assist in the determination of estimated accruals. In estimating these costs, we consider historical loss experience and make judgments about the expected levels of costs per claim.

Loss Contingencies. In the normal course of business, we are involved in legal proceedings and other matters that may result in loss contingencies. We accrue a liability for such matters when it is probable that a loss has been incurred and the amount of loss can be reasonably estimated.

Derivative Financial Instruments. The Company is directly and indirectly affected by changes in certain market conditions and market risks. When deemed appropriate, we use derivatives as a risk management tool to mitigate the potential impact of certain market risks. The primary market risks that may be managed by the Company through the use of derivative instruments are foreign currency exchange rate risk, commodity price risk and interest rate risk. As an integral part of our risk management program, we may manage our financial exposures to reduce the potentially adverse effect that the volatility of the commodity markets may have on our operating results. We do not engage in speculative transactions nor do we hold or issue financial instruments for trading purposes.

All derivative financial instruments are carried at fair value in our consolidated balance sheets. If the derivative financial instrument qualifies for hedge accounting treatment, changes in the fair value are either offset against the change in fair value of assets, liabilities or firm commitments through earnings or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings.

We also enter into derivative financial instruments that are designed to hedge risks but are not designated as hedging instruments. Changes in the fair value of these non-designated hedging instruments are adjusted to fair value through earnings in our consolidated statements of operations.

We formally document hedging instruments and hedging transactions, as well as our risk management objective and strategy for undertaking hedged transactions. This process includes linking derivative financial instruments that are designated as cash flow hedges to specific assets or liabilities on the consolidated balance sheet or linking derivatives to forecasted transactions. We also formally assess, both at inception and on an ongoing basis, whether the derivative financial instruments used in hedging transactions are highly effective in offsetting changes in the fair value or cash flows of hedged transactions. When it is determined that a derivative is not highly effective or the derivative is expired, sold, terminated, exercised, discontinued, or otherwise settled because it is unlikely that a forecasted transaction will occur, we discontinue the use of hedge accounting for that specific hedge derivative financial instrument.

Pension Plans and Other Post-Retirement Employment Benefit (“OPEB”) Plans. Accounting for employee pension and OPEB plans involves estimating the cost of benefits that are to be provided in the future and attempting to match, for each employee, that estimated cost to the period worked. To accomplish this, we make assumptions about discount rates, expected long-term rates of return on plan assets, salary increases, employee turnover and mortality rates, amongst others. We reevaluate all assumptions annually with our independent actuaries taking into consideration existing and forecasted economic conditions and our investment policy and strategy with regard to managing the plans. We believe our estimates, the most significant of which are presented in Note 14 to the Notes to the Consolidated Financial Statements, to be reasonable.

During the year ended December 31, 2015, the Company changed the accounting method used to estimate the interest and service cost components of net periodic cost for its U.S. Pension and OPEB plans. See Note 14 for a discussion of this change.

Asset Retirement Obligations. We account for asset retirement obligations based on the fair value of a liability for an asset retirement obligation and recognize it in the period in which it is incurred and capitalized as part of the carrying value of the long-lived asset. When a liability is initially recorded, we capitalize the cost by increasing the carrying value of the related long-lived asset. The liability is accreted to its future value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, a gain or loss is recorded. As of December 31, 2015, we had $0.3 million and $31.6 million of asset retirement obligations recorded as other current, and other non-current liabilities, respectively, in the consolidated balance sheets and nil and $26.4 million recorded as other current, and other non-current liabilities, respectively, as of December 31, 2014.

Share-Based Compensation. Share-based payments to employees and non-employee directors, including grants of stock options, restricted stock units and director deferred shares, are recognized in the consolidated financial statements based on their respective fair values at the grant date. The Company recognizes the cost of all share-based awards on a straight-line basis over the vesting or service period of the award plus any incremental costs related to specialized vesting periods. Tax benefits relating to excess share-based compensation deductions are presented in the consolidated statements of cash flows as a financing activity cash inflow.

Foreign Currency Translation and Transactions. Our subsidiaries that operate outside the United States use their local currency as the functional currency. The functional currency is translated into United States dollars using the month-end exchange rates in effect as of the balance sheet date for balance sheet accounts and using the month-end average exchange rate of each respective period for revenue and expense accounts. The translation adjustments are deferred as a separate component of stockholders’ equity, within accumulated other comprehensive income (loss), net of tax where applicable. Gains or losses resulting from transactions denominated in foreign currencies are reported in the same financial statement captions as the underlying transactions in the consolidated statements of operations. The year-over-year fluctuations in foreign currency translation gains and losses are due to both the volume of foreign currency denominated transactions and the volatility in the underlying exchange rates.

Revenue Recognition. We recognize revenue when the following four basic criteria have been met: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred. We recognize revenue as products are shipped based on free on board (“FOB”) terms when title passes to customers, and the customer takes ownership and assumes the risk of loss.

Sales Incentives. We offer sales incentives, primarily in the form of volume rebates and advertising allowances, to our customers which are classified as a reduction of net sales and are calculated based on the contractual terms of customer contracts. We accrue for these sales incentives based on the contractual terms and our historical experience.

Shipping Costs. All amounts billed to a customer in a sale transaction related to shipping are classified as revenue. Shipping costs are included in cost of goods sold.

Selling General and Administrative Expenses. Amounts presented as selling, general and administrative expenses in the accompanying consolidated statements of operations are comprised of selling, customer service and costs of providing functional support in areas such as finance, law, human resources and planning.

Advertising Costs. Advertising costs and promotion expenses generally relate to our vinyl-based building products marketed under the Royal Building Products®, Celect® – a Cellular Siding Collection, Zuri Premium Decking®, Kor Flo®, Royal S4S Trim Board® and Exterior Portfolio® brand names and are charged to earnings during the period in which they are incurred. Advertising and promotion expenses are included in selling, general and administrative expenses and were $16.0 million, $16.8 million and $11.9 million, in the years ended December 31, 2015, 2014 and 2013, respectively.

Environmental Expenditures. Environmental expenditures related to current operations or future revenues are expensed or capitalized, consistent with our capitalization policy. Expenditures that relate to an existing condition caused by past operations and do not contribute to future revenues are expensed in the period incurred.

We monitor our estimate for reasonably possible environmental contingencies on a quarterly basis to determine if any of the reasonably possible environmental contingencies have become probable and estimable during the current quarter. It is our policy to accrue material expenses for environmental contingencies when management believes losses from the particular contingencies are probable and estimable. Reserves for environmental liabilities do not include any potential offsets related to claims against third parties.

Income Taxes. Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We evaluate the realizability of deferred tax assets by assessing whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected taxable income and tax-planning strategies available to us in making this assessment. If it is not more likely than not that we will realize a deferred tax asset, we record a valuation allowance against such asset. We use a similar evaluation for determining when to release previously recorded valuation allowances. We recognize tax benefits for uncertain tax positions when it is more likely than not, based upon the technical merits, that the position will be sustained upon examination. Uncertain tax positions and any related interest expense and penalties are recorded as a component of income tax expense in the consolidated statements of operations.

2. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share from continuing operations attributable to Axiall is based on the weighted-average number of common shares outstanding during the years ended December 31, 2015, 2014 and 2013. Diluted earnings (loss) per share from continuing operations attributable to Axiall is based on the weighted-average number of common shares outstanding during the years ended December 31, 2015, 2014 and 2013, adjusted for the dilutive effect of employee share-based compensation and other share-based compensation awards.

Due to the net loss from continuing operations in the year ended December 31, 2015, common stock equivalents of 0.4 million shares were excluded from the computation of diluted earnings (loss) per share due to their anti-dilutive effect. Certain of our restricted stock units participate in dividend distributions; however, the distributions for these restricted stock units do not have a material impact on our earnings (loss) per share calculation.

The following table provides a reconciliation of the numerators and denominators used to determine basic and diluted earnings (loss) per share from continuing operations attributable to Axiall and discontinued operations for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
(Amounts in millions)	2015	2014	2013
Numerator
Income (loss) from continuing operations	$(843.8)	$78.0	$192.2
Less net income (loss) attributable to noncontrolling interest	(20.7)	3.9	2.7

Income (loss) from continuing operations attributable to Axiall	(823.1)	74.1	189.5
Income (loss) from discontinued operations	6.7	(27.8)	(24.2)

Consolidated net income (loss) attributable to Axiall	$(816.4)	$46.3	$165.3

Denominator
Weighted average common shares outstanding, basic	70.4	70.1	67.3
Dilutive impact of stock options and other share-based awards	—	0.5	0.5

Weighted average common shares outstanding, diluted	70.4	70.6	67.8

	Year Ended December 31,
	2015	2014	2013
Basic earnings (loss) per share attributable to Axiall:
Basic earnings (loss) per share from continuing operations attributable to Axiall	$(11.68)	$1.06	$2.82
Basic earnings (loss) per share from discontinued operations	0.09	(0.40)	(0.36)

Basic earnings (loss) per share attributable to Axiall	$(11.59)	$0.66	$2.46

Diluted earnings (loss) per share attributable to Axiall:
Diluted earnings (loss) per share from continuing operations attributable to Axiall	$(11.68)	$1.05	$2.80
Diluted earnings (loss) per share from discontinued operations	0.09	(0.40)	(0.36)

Diluted earnings (loss) per share attributable to Axiall	$(11.59)	$0.65	$2.44

3. DISCONTINUED OPERATIONS

Sale of Building Products Window and Door Profiles Business

On February 24, 2016, the Company entered into an asset purchase agreement among Royal Group, Inc., Royal Window and Door Profiles Plant 13 Inc., Royal Window and Door Profiles Plant 14 Inc., and Axiall Corporation, as sellers, and NAPC, as purchaser, pursuant to which the Company sold its window and door profiles business, and its Concord, Ontario compounding operations to NAPC for net proceeds of approximately $29.2 million, subject to certain working capital and other adjustments and future performance-based payments. The sale was consummated on March 31, 2016. The Company concluded that it met the accounting requirements for reporting the financial position, results of operations and cash flows of its former window and door profiles business as discontinued operations. The Company concluded that the sale of its Concord, Ontario compounding operations did not meet the criteria for classification as discontinued operations. The Company has terminated its previously announced sale process for the remainder of the Building Products businesses. Accordingly, the consolidated financial statements and certain notes thereto, have been retrospectively revised to reflect the disposal of the window and door profiles reporting business as discontinued operations for all periods presented.

Sale of Aromatics Business: Discontinued Operations

On September 30, 2015, the Company entered into and consummated the transactions contemplated by the Asset Purchase Agreement between INEOS and Axiall LLC, a wholly-owned subsidiary of the Company. Pursuant to the Asset Purchase Agreement, INEOS acquired certain assets used in the Company’s aromatics business, including but not limited to, its cumene production facility located in Pasadena, Texas. The Company retained the land and plant at its Plaquemine Phenol Facility, which is part of a broader set of other Axiall facilities located in Plaquemine. In addition, the Company retained the following assets associated with its aromatics business: (i) cash and cash equivalents; (ii) accounts receivable; and (iii) inventory, other than certain raw materials and work-in-process inventory at its Pasadena facility. The Company has discontinued the manufacture of products at its Plaquemine Phenol Facility and expects to dismantle and shutdown that facility.

At closing, the Company received $52.4 million in cash, which consisted of: (i) the selling price of $47.4 million; and (ii) a $5.0 million advance toward the cost of decommissioning and dismantling our Plaquemine Phenol Facility. That advance was recorded as a liability in our consolidated balance sheets. During the fourth quarter of 2015, the Company met certain terms and conditions set forth in the Asset Purchase Agreement that entitled us to receive $5.5 million of contingent consideration, pursuant to which we recorded $5.3 million, as a gain, net of a $0.2 million working capital adjustment, related to the sale. Further, the Company may receive an additional $5.0 million from INEOS to help defray the costs of decommissioning and dismantling the Plaquemine Phenol Facility. The Company’s receipt of all or any portion of the remaining $5.0 million that INEOS may be required to pay and our right to retain the $5.0 million advance payment will depend on the amount of costs incurred by us to decommission and dismantle the Plaquemine Phenol Facility. During 2015, the Company incurred $0.8 million of such costs and our remaining liability is $4.6 million as of December 31, 2015. For the year ended December 31, 2015, the Company recorded a pre-tax gain of $21.5 million on the sale of certain of our aromatics business assets, the net effect of which is reflected in income (loss) from discontinued operations on our consolidated statements of operations.

The following represents major classes of assets and liabilities related to the discontinued operations included in our consolidated balance sheets as of the following dates:

	Year Ended December 31,
(In millions)	2015	2014
Receivables, net	$17.6	$47.8
Inventories	18.5	55.7
Prepaid expenses and other	0.8	0.7
Property, plant and equipment, net	61.1	103.3
Other assets, net	0.9	4.1

Total assets	$98.9	$211.6

Accounts payable	$3.2	$34.2
Accrued compensation	2.0	2.9
Other accrued liabilities	10.3	4.5
Non-current liabilities of discontinued operations	35.6	45.3

Total liabilities	$51.1	$86.9

Net assets	$47.8	$124.7

Operating results of the discontinued operations for the years ended December 31, 2015, 2014 and 2013 are shown below:

	Year Ended December 31,
(In millions)	2015	2014	2013
Net sales	$590.3	$926.2	$1,080.9
Operating costs and expenses:
Cost of sales	577.6	931.9	1,037.7
Selling, general and administrative expenses	21.6	23.7	29.1
Restructuring and divestiture costs	0.9	3.1	29.0

Total operating costs and expenses	600.1	958.7	1,095.8

Operating loss from discontinued operations	(9.8)	(32.5)	(14.9)
Interest expense, net	(4.8)	(4.9)	(5.1)
Foreign currency exchange gain	1.1	0.4	0.2
Net gain from the sale of aromatics	21.5	—	—

Income (loss) from discontinued operations	8.0	(37.0)	(19.8)
Provision for (benefit from) income taxes of discontinued operations	1.3	(9.2)	4.4

Net income (loss) from discontinued operations	$6.7	$(27.8)	$(24.2)

Certain information pertaining to depreciation and amortization as well as capital expenditures associated with our discontinued operations for the years ended December 31, 2015, 2014 and 2013 are included below:

	Year Ended December 31,
(In millions)	2015	2014	2013
Depreciation and amortization	$10.8	$14.6	$15.5
Capital expenditures	5.8	17.4	18.2

4. RESTRUCTURING AND DIVESTITURE COSTS

During the year ended December 31, 2015, the Company initiated restructuring and divestiture activities that included: (i) the sale of certain of our aromatics business assets; (ii) the reorganization of our building products segment, comprising workforce and other expense reduction initiatives to drive cost savings; and (iii) changes to our corporate management team.

Discontinued Operations – Aromatics

As discussed in Note 3, the Company expects to incur additional costs with respect to the decommissioning and dismantling of our Plaquemine Phenol Facility. Such costs, some of which may be capitalized, may exceed $20.0 million for which INEOS is obligated to reimburse the Company up to $10.0 million. The Company received $5.0 million of that amount as an advance upon the closing of the sale of the aromatics business. The Company’s receipt of all or any portion of the remaining $5.0 million that INEOS is required to pay and its right to retain the $5.0 million advance payment will depend on the amount of costs incurred by us in the decommissioning of the Plaquemine Phenol Facility.

Chlorovinyls

During the year ended December 31, 2015 and 2014, our chlorovinyls segment incurred divestiture and long-lived asset impairment charges of $0.4 million and $12.5 million, respectively, related to the exit and disposal activities of immaterial product lines in our chlorovinyls segment.

Building Products

In 2015, the building products segment initiated a formal plan of restructuring consisting of various cost savings initiatives, including the reduction of overhead, plant labor, and the consolidation of various plants, primarily in the outdoor building products group to improve utilization and efficiencies (the “2015 Building Products Restructuring Plan”). During the year ended December 31, 2015, our building products segment incurred restructuring and divestiture costs of $9.3 million which consisted of: (i) $4.6 million in severance and plant closure costs related to restructuring and workforce reduction charges; (ii) $2.4 million in long-lived asset impairment charges for outdoor building products; and (iii) $2.3 million in divestiture costs, primarily related to warranty costs that the Company honored for a previously disposed product line.

In 2013, we initiated a formal plan of restructuring in our building products segment consisting of various cost savings initiatives, including the reduction of overhead and plant labor to improve utilization and efficiencies (the “2013 Building Products Restructuring Plan”). During the year ended December 31, 2014, the building products segment incurred: (i) $1.9 million in severance and plant closure costs related to restructuring and workforce reduction charges; (ii) $1.8 million in warranty costs that the Company honored for a previously disposed product line; and (iii) $0.4 million to write-down certain long-lived assets to their estimated fair values associated with the consolidation of certain building product manufacturing facilities.

A synopsis of our charges under both the 2015 Building Products Restructuring Plan and the 2013 Building Products Restructuring Plan are as follows:

Year Ended December 31, 2015

In millions	Severance and Plant Closing Costs	Impairment of Long-Lived Assets	Divestitures	Total
2013 Building Products Restructuring Plan	$0.1	$—	$—	$0.1
2015 Building Products Restructuring Plan	4.5	2.4	2.3	9.2

Total	$4.6	$2.4	$2.3	$9.3

Year Ended December 31, 2014

In millions	Severance and Plant Closing Costs	Impairment of Long-Lived Assets	Divestitures	Total
2013 Building Products Restructuring Plan	$1.9	$0.4	$1.8	$4.1

Total	$1.9	$0.4	$1.8	$4.1

Year Ended December 31, 2013

In millions	Severance and Plant Closing Costs	Impairment of Long-Lived Assets	Divestitures	Total
2013 Building Products Restructuring Plan	$1.0	$1.8	$—	$2.8

Total	$1.0	$1.8	$—	$2.8

Corporate

During the year ended December 31, 2015, the Company incurred $10.4 million in restructuring and divestiture costs that were recorded to Corporate Unallocated. These costs included: (i) restructuring charges totaling $8.9 million comprising $5.5 million primarily related to the separation of certain executives under the terms of the Company’s severance plans and policies, of which we paid $0.5 million during the year ended December 31, 2015. The payments under these separation arrangements are expected to conclude by November 2016. In addition, during the year ended December 31, 2015 the Company incurred $1.5 million in costs associated with the strategic review of our building products segment and related assets.

5. NEW ACCOUNTING PRONOUNCEMENTS

In November 2015, the Financial Accounting Standards Board (“FASB” or the “Board”) issued Accounting Standards Update (“ASU” or “Update”) 2015-17 – Income Taxes (Topic 740)-Balance Sheet Classification of Deferred Taxes. The Board issued this Update as part of its continuing initiative to reduce complexity in accounting standards and further align U.S. GAAP with International Financial Reporting Standards (“IFRS”). Current GAAP requires an entity to separate deferred income tax assets and liabilities into current and noncurrent amounts in a classified balance sheet. To simplify the presentation of deferred income taxes, the amendments in this Update require that deferred tax assets and liabilities be classified as noncurrent in a classified balance sheet. The current requirement to offset deferred tax assets and liabilities and present the net as a single amount is not affected by the amendments in this Update. The amendments in this Update may be applied either prospectively to all deferred tax assets and liabilities or retrospectively for all periods presented. If an entity applies the guidance prospectively, the entity should disclose in the first interim and first annual period of change, the nature of and reason for the change in accounting principle and a statement that prior periods were not retrospectively adjusted. The amendments in this Update are effective for annual periods, including interim periods, beginning after December 15, 2016. We have adopted the amendments in this Update prospectively.

In July 2015, the FASB issued ASU 2015-11 – Inventory (Topic 330). The amendments in this update apply to entities that measure inventory using the first-in, first-out or average cost methods. Under this guidance, such entities are required to measure inventory at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the reasonably predictable costs of completion, disposal and transportation. Subsequent measurement is unchanged for inventory valued using the last-in, first-out and the retail inventory methods. The amendments in this Update are effective for annual periods, including interim periods, beginning after December 15, 2016. We have adopted the amendments in this Update and there was no impact on our consolidated financial statements.

In May 2015, the FASB issued ASU 2015-07 – Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (Topic 820). The amendments in this Update removes the requirement to categorize within the fair value hierarchy, all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value, using the net asset value per share practical expedient. Rather, those disclosures are limited to investments for which the entity has elected to measure the fair value using that practical expedient. This ASU should be applied retrospectively for all periods presented. We have adopted the amendments in this Update retrospectively and there was no impact on our consolidated statements of operations.

In April 2015, the FASB issued ASU 2015-05 – Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40). The amendments in this Update provide explicit guidance to companies about fees paid in cloud-based computing arrangements for various hosting services. Previous GAAP guidance did not include such explicit direction. Specifically, the Update stipulates that if a cloud-based computing arrangement includes a software license, the company should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud-based computing arrangement does not include a software license, the company should account for the arrangement as a service contract. The guidance does not change the accounting treatment for service contracts. However, all software licenses within the scope of this Update should be accounted for consistent with other licenses of intangible assets. The amendments in this Update are effective for annual periods, including interim periods, beginning after December 15, 2015, and early adoption is permitted. We have adopted the amendments in this Update prospectively and have determined there was no impact on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03 – Interest-Imputation of Interest (Subtopic 835-30). The amendments in this Update simplify the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the carrying amount of the related debt liability, similar to the accounting treatment for debt discounts. The amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and early adoption is permitted. We adopted the amendments to the Update which required us to reclassify approximately $15.9 million and $18.3 million of deferred financing fees as of December 31, 2015 and 2014, respectively, from other assets to long-term debt in our consolidated balance sheets. The Company did not reclassify debt issuance costs of $7.1 million and $7.9 million, for the years ended December 31, 2015 and 2014, respectively, related to the ABL Revolver as there was no outstanding balance for the ABL Revolver as of December 31, 2015 and 2014, and will not reclassify such costs in future periods where a balance exists. The adoption had no impact on our consolidated statements of operations.

In February 2015, the FASB issued ASU 2015-02 – Consolidation (Topic 810)-Amendments to the Consolidation Analysis to assist companies in evaluating whether certain legal entities should be consolidated. The ASU stipulates that all legal entities are subject to reevaluation under the revised consolidation model in the guidance. This Update reduces the number of consolidation models, simplifies the FASB Accounting Standards Codification and improves current GAAP by placing more emphasis on risk of loss when determining a controlling financial interest. A reporting organization may no longer have to consolidate a legal entity under certain circumstances based solely on its fee arrangement when certain criteria are met. This reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity (“VIE”). The Update changes the consolidation conclusions for public and private companies in several industries that typically make use of limited partnerships or VIEs. The amendments in this Update are effective for annual periods, including interim periods, beginning after December 15, 2015. We have adopted the amendments in this Update and have determined there is no impact on our consolidated financial statements.

In June 2014, FASB issued ASU 2014-12 – Compensation-Stock Compensation (Topic 718). Under this Update: Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period (a consensus of the FASB Emerging Issues Task Force), a performance target that affects vesting, and that could be achieved after the requisite service period, would be treated as a performance condition. GAAP did not address these issues. The Update states that a reporting entity should apply existing guidance in Topic 718 to account for awards with performance conditions that affect the vesting of such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The stated vesting period (which includes the period in which the performance target could be achieved) may differ from the requisite service period. The amendments in this Update are effective for annual reporting periods beginning after December 15, 2015. We have adopted the amendments in this Update and have determined there was no impact on our consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09 – Revenue from Contracts with Customers. The Update outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance issued by the FASB, including industry specific guidance. The Update provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts with customers to provide goods and services. The guidance also provides a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property and equipment, including real estate. In August 2015, the FASB issued ASU 2015-14 – Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. This Update provides for a one year deferral of the effective date of ASU 2014-09. As a result, the Company expects that it will apply the new revenue standard to annual and interim reporting periods beginning after December 15, 2017. The new standard must be adopted using either a full retrospective approach for all periods presented in the period of adoption or a modified retrospective approach. The modified retrospective approach requires that the new standard be applied to all new and existing contracts as of the date of adoption, with a cumulative catch-up adjustment recorded to the opening balance of retained earnings at the effective date for existing contracts that still require performance by the entity. Under the modified retrospective approach, amounts reported prior to the date of adoption will be presented under existing guidance. The Update also requires entities to disclose both quantitative and qualitative information to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. We have not yet determined the impact of adopting the standard on our consolidated financial statements, nor have we determined whether we will utilize the full retrospective or modified retrospective approach.

6. INVENTORIES

The major classes of inventories were as follows:

	December 31,
(In millions)	2015	2014
Raw materials	$84.2	$97.8
Work-in-process	1.6	2.6
Finished goods	195.1	197.6

Inventories	$280.9	$298.0

7. PROPERTY, PLANT AND EQUIPMENT, NET

As of December 31, 2015 and 2014, property, plant and equipment consisted of the following:

	December 31,
(In millions)	2015	2014
Chemical manufacturing plants	$1,308.8	$1,299.5
Machinery and equipment	1,080.5	979.9
Buildings	134.7	141.5
Land and land improvements	156.5	158.0
Construction-in-progress	112.5	82.2

Property, plant and equipment, at cost	2,793.0	2,661.1
Less: accumulated depreciation	1,236.5	1,098.7

Property, plant and equipment, net	$1,556.5	$1,562.4

8. GOODWILL AND OTHER INTANGIBLE ASSETS

Our intangible assets consist of goodwill, customer relationships, supply contracts, technology, and trade names. Goodwill is the excess of the cost of an acquired entity over the fair value of tangible and intangible assets (including, but not limited to, customer relationships, supply contracts, technology, and trade names) acquired and liabilities assumed under acquisition accounting for business combinations.

As of December 31, 2015, our chlorovinyls segment includes goodwill in its chlor-alkali and derivatives and compound reporting units and our building products segment includes goodwill primarily in its siding reporting unit.

Valuation of Goodwill and Indefinite-Lived Intangible Assets. The carrying values of our goodwill and indefinite-lived intangible assets are tested for impairment annually in the fourth quarter, using a measurement date of October 1. In addition, we evaluate the carrying values of these assets for impairment between annual impairment tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Such events and indicators may include, without limitation, significant declines in the industries in which our products are used, significant changes in the estimated future cash flows of our reporting units, significant changes in capital market conditions and significant changes in our market capitalization.

Impairment testing for goodwill is a two-step test performed at the reporting unit level. Step-1 of the impairment analysis involves comparing the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit exceeds the carrying value, goodwill is not considered impaired. If the carrying value exceeds the fair value, Step-2 of the impairment analysis is performed, in which we measure the amount of impairment. Our goodwill evaluations utilize discounted cash flow analyses (the “income approach”) and market multiple analyses (the “market approach”), in estimating fair value. Inherent in our fair value determinations are certain judgments and estimates relating to future cash flows, including our interpretation of current economic indicators and market conditions, overall economic conditions and our strategic and operational plans with regard to our business units. In addition, to the extent significant changes occur in market conditions, overall economic conditions or our strategic or operational plans, it is possible that goodwill not currently impaired, may become impaired in the future.

Interim impairment testing: During the three months ended September 30, 2015, we determined there were indicators that required us to perform an interim impairment test in our reporting units that carry goodwill and other indefinite-lived intangible assets. These factors included, but were not limited to, the operating results during the nine months ended September 30, 2015, the sustained deterioration of market conditions in certain of our industries and the resulting decline in our market capitalization. Based on our analysis, we concluded there was no impairment for our other indefinite-lived intangible assets.

During the three months ended September 30, 2015, we concluded that the estimated fair values of our compound, mouldings and siding reporting units exceeded the carrying values in each respective unit by more than 10 percent. We also concluded that the estimated fair value of our chlor-alkali and derivatives reporting unit was lower than its carrying value, and consequently, we proceeded with Step-2 of the goodwill impairment test in order to measure the magnitude of impairment, if any.

That Step-2 test considered management’s revised assessment of the operating results and projected cash flows for our chlor-alkali and derivatives reporting unit, the sustained deterioration in market conditions for the chlor-alkali and derivatives industries, and the decline in our market capitalization below book value. Based on the results of the Step-2 test, the Company recorded a goodwill impairment charge of $864.1 million related to our chlor-alkali and derivatives reporting unit during the year ended December 31, 2015.

Annual impairment testing: We tested our reporting units with goodwill and other indefinite-lived intangible assets in the fourth quarter of 2015 in accordance with our annual October 1 impairment testing. Based on our Step-1 analysis, the estimated fair values of our compound, moulding and siding reporting units exceeded the carrying values in each respective unit by more than 10 percent. The estimated fair value of our chlor-alkali and derivatives reporting unit exceeded its carrying value at an amount that was less than 10 percent. Based on these results, none of our reporting units had any impairment. Consequently, management will continue to monitor the chlor-alkali and derivatives reporting units for any future indicators of impairment.

Further reductions in our future projections of operating results and cash flows from our chlor-alkali and derivatives reporting unit, or certain reporting units in our building products business, or a further deterioration of market conditions in the chlor-alkali and derivatives or building products industries in which we operate, among other factors, could result in the Company incurring additional goodwill impairment charges for one or more of those reporting units.

Goodwill. The following table provides the detail of the changes made to goodwill during the years ended December 31, 2015 and 2014:

(In millions)	Chlorovinyls	Building Products	Total
Gross goodwill at January 1, 2014	$1,808.8	$160.3	$1,969.1
Adjustments	0.7	—	0.7
Foreign currency translation adjustment	(18.7)	(0.1)	(18.8)

Gross goodwill at December 31, 2014	$1,790.8	$160.2	$1,951.0
Accumulated impairment losses	(59.6)	(150.4)	(210.0)

Net goodwill at December 31, 2014	$1,731.2	$9.8	$1,741.0

Gross goodwill at December 31, 2014	$1,790.8	$160.2	$1,951.0
Goodwill impairment charges - current year	(864.1)	—	(864.1)
Foreign currency translation adjustment	(24.8)	—	(24.8)

Gross goodwill at December 31, 2015	901.9	160.2	1,062.1
Accumulated impairment losses - prior year	(59.6)	(150.4)	(210.0)

Net goodwill at December 31, 2015	$842.3	$9.8	$852.1

Indefinite-lived intangible assets. Our indefinite-lived intangible assets consist of trade names with a carrying value of $5.9 million and $6.0 million at December 31, 2015 and 2014, respectively, primarily in our building products segment, net of cumulative translation adjustment.

Definite-lived intangible assets. At December 31, 2015 and 2014, we had definite-lived intangible assets related to: (i) customer relationships, supply contracts, technology and trade names in our chlorovinyls segment; and (ii) customer relationships and technology in our building products segment. The following table provides the definite-lived intangible assets, by reportable segment, as of December 31, 2015 and 2014.

	Chlorovinyls		Building Products		Total
(In millions)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Gross carrying amounts:
Customer relationships	$1,142.3	$1,142.3	$27.4	$27.4	$1,169.7	$1,169.7
Supply contracts	42.6	42.6	—	—	42.6	42.6
Technology	14.9	14.9	17.4	17.4	32.3	32.3
Trade names	6.0	6.0	—	—	6.0	6.0

Total	1,205.8	1,205.8	44.8	44.8	1,250.6	1,250.6
Accumulated impairment charges:
Customer relationships	(2.9)	(2.6)	—	—	(2.9)	(2.6)

Total	(2.9)	(2.6)	—	—	(2.9)	(2.6)
Accumulated amortization:
Customer relationships	(182.9)	(121.1)	(8.9)	(7.3)	(191.8)	(128.4)
Supply contracts	(6.3)	(4.1)	—	—	(6.3)	(4.1)
Technology	(2.0)	(1.3)	(14.1)	(12.7)	(16.1)	(14.0)
Trade names	(1.0)	(0.7)	—	—	(1.0)	(0.7)

Total	(192.2)	(127.2)	(23.0)	(20.0)	(215.2)	(147.2)
Foreign currency translation adjustment:
Customer relationships	(24.6)	(14.2)	(0.1)	—	(24.7)	(14.2)

Total	(24.6)	(14.2)	(0.1)	—	(24.7)	(14.2)
Net carrying amounts:
Customer relationships	931.9	1,004.4	18.4	20.1	950.3	1,024.5
Supply contracts	36.3	38.5	—	—	36.3	38.5
Technology	12.9	13.6	3.3	4.7	16.2	18.3
Trade names	5.0	5.3	—	—	5.0	5.3

Total	$986.1	$1,061.8	$21.7	$24.8	$1,007.8	$1,086.6

The weighted average estimated useful lives remaining for customer relationships, supply contracts, technology and definite-lived trade names are approximately 15 years, 17 years, 16 years and 14 years, respectively, as of December 31, 2015. Amortization expense for the definite-lived intangible assets was $68.4 million, $69.3 million and $64.2 million for the years ended December 31, 2015, 2014, and 2013, respectively. The estimated annual amortization expense for definite-lived intangible assets for the next five fiscal years is approximately $66.4 million per year.

9. OTHER ASSETS, NET

As of December 31, 2015 and 2014, other assets, net of accumulated amortization, consisted of the following:

	December 31,
(In millions)	2015	2014
Deferred financing costs, net	$7.1	$7.9
Deferred income taxes	17.8	21.1
Advances to and investments in joint ventures, net	33.5	13.9
Other	6.7	4.5

Total other assets, net	$65.1	$47.4

10. LONG-TERM DEBT AND LEASE FINANCING OBLIGATION

As of December 31, 2015 and 2014, our long-term debt consisted of the following:

		December 31,
(In millions)	Maturity Date	2015	2014
4.625 Notes (net of debt issuance costs totaling $9.6 million and $11.3 million at December 31, 2015 and 2014, respectively)	February 15, 2021	$678.4	$676.7
4.875 Notes (net of debt issuance costs totaling $5.8 million and $6.5 million at December 31, 2015 and 2014, respectively)	May 15, 2023	444.2	443.5
Term Loan (net of debt issuance costs totaling $2.4 million at December 31, 2014)	January 28, 2017	—	192.1
Term Loan (net of debt issuance costs and discounts totaling $3.1 million at December 31, 2015)	February 27, 2022	244.4	—
ABL Revolver	December 17, 2019	—	—

Total debt		1,367.0	1,312.3
Less: current portion of long-term debt		(2.5)	(2.8)

Long-term debt, net		$1,364.5	$1,309.5

4.625 Notes

Axiall Corporation and certain of its subsidiaries guarantee $688.0 million in aggregate principal amount of 4.625 percent senior unsecured notes due 2021 (the “4.625 Notes”) that were issued by a wholly-owned subsidiary, Eagle Spinco Inc. (“Spinco”) on January 28, 2013. Interest payments on the 4.625 Notes commenced on August 15, 2013 and interest is payable semi-annually in arrears on February 15 and August 15 of each year. The 4.625 Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Axiall Corporation and by its existing and future domestic subsidiaries, other than certain excluded subsidiaries.

4.875 Notes

On February 1, 2013, Axiall Corporation issued $450.0 million in aggregate principal amount of 4.875 percent senior unsecured notes due 2023 (the “4.875 Notes”). Interest payments on the 4.875 Notes commenced on May 15, 2013 and interest is payable semi-annually in arrears on May 15 and November 15 of each year. The 4.875 Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries, other than certain excluded subsidiaries.

Term Loan

On February 27, 2015, Axiall Holdco, Inc., a wholly-owned subsidiary of the Company (“Axiall Holdco”), entered into a credit agreement with a syndicate of financial institutions (the “Term Loan Agreement”) for a new $250 million term loan facility (the “New Term Loan Facility”) to refinance the principal amount outstanding under the Company’s existing term loan facility, to pay related fees and expenses, and for general corporate purposes. Obligations under the New Term Loan Facility are fully and unconditionally guaranteed, on a senior secured basis, by the Company and by each of the Company’s existing and future wholly-owned domestic subsidiaries, other than certain excluded subsidiaries. The obligations under the New Term Loan Facility are secured by substantially all of the assets of Axiall Holdco, Axiall Corporation and the subsidiary guarantors.

The New Term Loan Facility contains an accordion feature that permits Axiall Holdco, subject to certain conditions and to obtaining lender commitments, to incur additional term loans under the New Term Loan Facility in an amount up to the greater of: (i) $250 million; and (ii) an amount that would not result in the Company’s consolidated secured debt ratio being greater than 2.50 to 1.00.

At the election of Axiall Holdco, the New Term Loan Facility bears interest at a rate equal to: (i) the Base Rate (as defined in the Term Loan Agreement) plus 1.50 percent per annum; or (ii) LIBOR (as defined in the Term Loan Agreement) plus 3.25 percent per annum; provided that at no time will the Base Rate be deemed to be less than 2.00 percent per annum or LIBOR be deemed to be less than 0.75 percent per annum. As of December 31, 2015, outstanding borrowings under the Company’s New Term Loan Facility had a stated interest rate of 4.00 percent per annum.

The Term Loan Agreement contains customary covenants (subject to exceptions), including certain restrictions on the Company and its subsidiaries to pay dividends.

ABL Revolver

The Company’s second amended and restated asset based revolving credit facility (the “ABL Revolver”), which the Company entered into in December 2014, provides for a maximum of $600.0 million of revolving credit, subject to applicable borrowing base limitations and certain other conditions. The credit agreement governing the ABL Revolver (the “ABL Credit Agreement”) contains customary covenants, including certain restrictions on the Company and its subsidiaries to pay dividends and repurchase shares of Company stock. These covenants are subject to certain exceptions and qualifications. Under the ABL Revolver, dividend payments and repurchases of our common stock in an aggregate amount not to exceed $150 million in any fiscal year may be made if both borrowing availability under the ABL Revolver would have exceeded $75 million at all times during the thirty days immediately preceding any such restricted payment and our consolidated fixed charge coverage ratio (as defined in the ABL Revolver) is equal to or exceeds 1.00 to 1.00, each on a pro forma basis after giving effect to any such proposed restricted payment. In addition, under the ABL Revolver, additional cash dividend payments may be made if both borrowing availability under the ABL Revolver then exceeds $100 million and our consolidated fixed charge coverage ratio (as defined in the ABL Revolver) is equal to or exceeds 1.10 to 1.00, each on a pro forma basis after giving effect to the proposed cash dividend payment. In December 2015, we amended our ABL Credit Agreement to, among other things, provide additional flexibility to pay dividends and consummate stock repurchases, modify the definition of consolidated EBITDA to include certain additional add backs and reductions to net income in determining consolidated EBITDA (as defined in the ABL Revolver), revise the definition of consolidated capital expenditures to exclude capital expenditures made in connection with the proposed ethane cracker (ethylene manufacturing plant) located in Lake Charles, Louisiana, (the “Plant”) and provide for a reduction in the amount of its basket for investments in such a plant by the amount of such capital expenditures that are excluded from the definition of consolidated capital expenditures.

As of December 31, 2015 and 2014, we had no outstanding balance under our ABL Revolver. Our availability under the ABL Revolver at December 31, 2015 was approximately $369.2 million, net of outstanding letters of credit totaling $81.9 million. As of December 31, 2015, depending on the duration of the loan, the applicable rate for borrowings would have been between 2.11 percent to 4.00 percent based on LIBOR or the Prime Rate, plus the applicable margin under the ABL Revolver.

As of December 31, 2015, we were in compliance with the covenants under our ABL Credit Agreement, the Term Loan Agreement and the indentures governing the 4.625 Notes and the 4.875 Notes.

Ability to Pay Dividends Under the ABL Revolver

Under the ABL Revolver, cash dividend payments in an aggregate amount not to exceed $150 million in any fiscal year may be made if both borrowing availability under the ABL Revolver would have exceeded $75 million at all times during the thirty days immediately preceding the dividend payment and our consolidated fixed charge coverage ratio (as defined in the definitive documentation governing the ABL Revolver) is equal to or exceeds 1.00 to 1.00, each on a pro forma basis after giving effect to the proposed dividend payment. In addition, under the ABL Revolver, additional cash dividend payments may be made if both borrowing availability under the ABL Revolver then exceeds $100 million and our consolidated fixed charge coverage ratio (as defined in the definitive documentation governing the ABL Revolver) is equal to or exceeds 1.10 to 1.00, each on a pro forma basis after giving effect to the proposed cash dividend payment. Additionally, under the ABL Revolver, cash dividend payments in an aggregate amount not to exceed $50 million in any fiscal year may be made if both borrowing availability under the ABL Revolver would have exceeded $250 million at all times during the 45 days immediately preceding the dividend payment declaration and exceeds $250 million on the day of declaration of such dividend payment, and is reasonably expected to exceed $250 million on the last day of the calendar month during which such dividend payment is declared, and on the last day of the next two succeeding calendar months.

Cash Interest for Long-term Debt

Cash payments for interest during the years ended December 31, 2015, 2014 and 2013 were $68.7 million, $66.4 million and $69.2 million, respectively.

Lease Financing Obligation

As of December 31, 2015 and 2014, we had a lease financing obligation of $44.0 million and $53.0 million, respectively. The change from the December 31, 2014 balance is due to the change in the Canadian dollar exchange rate as of December 31, 2015. The lease financing obligation is the result of the sale and concurrent leaseback of certain land and buildings in Canada in 2007 for a term of ten years. In connection with this transaction, certain terms and conditions, including the requirement to execute a collateralized letter of credit in favor of the buyer-lessor, resulted in the transaction being recorded as a financing transaction rather than a sale for GAAP purposes. As a result, the land, building and related accounts continue to be recognized in the consolidated balance sheets. The collateralized letter of credit expired on February 2, 2015 and is no longer required. We are not obligated to repay the lease financing obligation amount of $44.0 million. Our obligation is for the future minimum lease payments under the terms of the related lease agreements. The future minimum lease payments under the terms of the related lease agreements as of December 31, 2015 are $3.3 million in 2016, and $0.8 million in 2017, the final year of the lease agreements. The change in the future minimum lease payments from such amounts disclosed as of December 31, 2014 is due to current period payments and the change in the Canadian dollar exchange rate as of December 31, 2015.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, commodity purchase contracts and long-term debt. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values because of the nature of such instruments. The fair values of our outstanding notes and our New Term Loan Facility, as shown in the table below, are based on quoted market values. Our commodity purchase contracts are fair valued with Level 2 inputs based on quoted market values for similar but not identical financial instruments. When computed for the purposes of impairment testing, the fair values of our goodwill and other acquired intangible assets are determined using Level 3 inputs. For further details concerning the fair value of goodwill and other intangible assets, see Note 8 of the Notes to the Consolidated Financial Statements.

The FASB’s ASC 820-10 establishes a fair value hierarchy that prioritizes observable and unobservable inputs to valuation techniques used to measure fair value. These levels, in order of highest to lowest priority are described below:

Level 1—	Quoted prices (unadjusted) in active markets for identical assets or liabilities at the measurement date.

Level 2—	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3—	Prices that are unobservable for the asset or liability and are developed based on the best information available under the circumstances, which might include the Company’s own data.

The following is a summary of the carrying values and estimated fair values of our long-term debt and commodity purchase contracts as of December 31, 2015 and 2014:

	December 31, 2015		December 31, 2014
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Level 1:
Long-term debt:
4.625 Notes (net of debt issuance costs totaling $9.6 million and $11.3 million at December 31, 2015 and 2014, respectively)	$678.4	$635.1	$676.7	$651.9
4.875 Notes (net of debt issuance costs totaling $5.8 million and $6.5 million at December 31, 2015 and 2014, respectively)	$444.2	$408.4	$443.5	$426.7
Level 2:
Long-term debt:
Term Loan Facility (net of debt issuance costs totaling $2.4 million at December 31, 2014)	$—	$—	$192.1	$194.4
New Term Loan Facility (net of deferred financing fees totaling $3.1 million at December 31, 2015)	$244.4	$247.8	$—	$—
Derivative instruments:
Commodity purchase contracts	$(0.4)	$(0.4)	$(12.9)	$(12.9)

12. COMMITMENTS AND CONTINGENCIES

Leases. We lease railcars, storage terminals, computer equipment, automobiles, barges, warehouses and office spaces under non-cancelable operating leases and capital leases with varying maturities through the year 2026. Future minimum payments under these non-cancelable operating leases as of December 31, 2015 are $41.7 million in 2016, $34.3 million in 2017, $26.1 million in 2018, $20.0 million in 2019, $15.8 million in 2020 and $31.8 million thereafter. Total lease expense was approximately $51.7 million, $49.1 million and $49.5 million for the years ended December 31, 2015, 2014 and 2013, respectively. Lease expense is recognized on a straight-line basis over the term of the lease.

Letters of Credit. As of December 31, 2015 and 2014, we had outstanding letters of credit totaling approximately $81.9 million and $82.3 million, respectively. Outstanding letters of credit directly reduce our availability under our ABL Revolver. Letters of credit, which typically have terms from one month to one year, primarily provide additional security for payments to real property lessors, insurance claim administrators and provide financial assurance to states for environmental closures, post-closure costs and potential third party liability awards.

Purchase Commitments. Our long-term raw material purchase agreements with variable and fixed payment obligations expired in 2014. Under the contracts, we were required to prepay a certain portion of the fixed and determinable costs. The aggregate amount of payments made under the fixed and determinable cost component of the agreements for purchases in 2014 was $80.1 million. Additionally, in the year ended December 31, 2015, we made a significant amount of raw material purchases from one of our suppliers totaling approximately $245.3 million and had accounts payable to this supplier of $12.1 million as of December 31, 2015.

In addition, we have a 50 percent ownership interest in RS Cogen, LLC (“RS Cogen”), which produces electricity and steam that are primarily sold to Axiall and its joint venture partner under take-or-pay contracts with terms that extend to 2022. Axiall’s future commitment to purchase electricity and steam from the joint venture per the take-or-pay contracts approximates $23.5 million per year, subject to contractually defined inflation adjustments. As of December 31, 2015, Axiall’s future commitment under the take-or-pay contract approximates $160.7 million. Purchases in the years ended December 31, 2015 and 2014 approximated $25.8 million and $25.0 million, respectively.

On June 17, 2015, Eagle US 2 LLC (“Eagle”), a wholly-owned subsidiary of the Company, entered into an amended and restated limited liability company agreement with Lotte Chemical USA Corporation (“Lotte”) related to the formation of LACC, LLC (“LACC”), an entity formed by Eagle and Lotte to design, build and operate a state-of-the-art 1.0 million metric tons per annum ethylene plant (the “Plant”). The Plant will provide partial backward integration for Axiall’s vinyls business and will supply a new monoethylene glycol (“MEG”) facility being built by Lotte adjacent to the Plant. Pursuant to a contribution and subscription agreement, dated as of June 17, 2015, between the Company, Eagle and LACC, Eagle has agreed to make a maximum capital commitment to LACC of up to $225 million to fund the construction costs of the Plant. Eagle’s investment is expected to represent approximately 10 percent of the interests of LACC. Eagle and Lotte also entered into a call option agreement, dated as of June 17, 2015, pursuant to which Eagle has the right, but not the obligation, until the third anniversary of the substantial completion of the Plant, to acquire up to a 50 percent ownership interest in LACC from Lotte. On December 17, 2015, Axiall and Lotte announced that the companies reached a final investment decision to construct the Plant and LACC entered into the engineering, procurement and construction agreement with CB&I Inc., the construction contractor. The Company’s annual commitment will be up to a maximum of $50.0 million per year through 2018 with the remainder due in 2019.

Deferred Acquisition Payments. We are obligated to make payments in the total amount of $50.0 million in deferred purchase price acquisition costs to PPG based upon the final funding status of the pension plans acquired in the Merged Business. We paid $10 million of that amount to PPG in each of the years ended December 31, 2015 and 2014. The remaining future payments under the terms of our agreement are $15.0 million in 2016 and $15.0 million in 2017.

Employee matters. As of December 31, 2015, we had approximately 5,830 full-time employees. We employ approximately 1,580 employees, representing 27 percent of our workforce, under collective bargaining agreements that expire at various times through 2018. We believe our relationships with our employees and their representative organizations are good.

Legal Proceedings. We are involved in a number of contingencies incidental to the normal conduct of our business including lawsuits, claims and environmental contingencies. The outcome of these contingencies is inherently unpredictable. We believe that, in the aggregate, the outcome of all known contingencies including lawsuits, claims and environmental contingencies will not have a material adverse effect on our consolidated financial statements; however, specific outcomes with respect to such contingencies may be material to the consolidated financial statements of any particular period in which costs, if any, are recognized. Our assessment of the potential impact of environmental contingencies is subject to uncertainty due to the complex, ongoing and evolving process of investigation and remediation of such environmental contingencies, and the potential for technological and regulatory developments. In addition, the impact of evolving programs, such as natural resource damage claims, industrial site reuse initiatives and state remediation programs creates further uncertainty of the ultimate resolution of these environmental contingencies. We anticipate that the resolution of many contingencies, and in particular environmental contingencies, will occur over an extended period of time.

On December 20, 2013, a fire occurred at our PHH Monomers, LLC (“PHH”) vinyl chloride monomer (“VCM”) manufacturing plant in Lake Charles, Louisiana. As of December 31, 2015, approximately 2,607 individuals have lawsuits against the Company alleging personal injury or property damage related to the incident. We do not expect any other individuals to file lawsuits regarding this matter, as the prescribed deadline for doing so has expired. We have not recorded an accrual in connection with any of these lawsuits because, at this time, we are unable to reasonably determine whether any potential loss is probable or estimable. In addition, we currently are unable to provide a reasonable estimate of the potential loss or range of loss, if any, expected to result from this contingency. We are unable to make these determinations due to a number of variables, including without limitation, uncertainties related to: (i) the fact that no written or oral discovery has been conducted by the Company in any of these lawsuits; (ii) the parties’ respective litigation strategies; (iii) the fact that none of the complaints have alleged specific injuries or a specific amount of damages; (iv) any symptoms experienced by any of the plaintiffs, and whether there will be any reliable information, documentation or other discovery related thereto; (v) the pre-and-post fire medical or physical condition of the plaintiffs, and whether there will be any reliable information, documentation or other discovery related thereto; and (vi) the location of any plaintiff at the time of the fire, and the duration of any exposure related thereto, and whether there will be any reliable information, documentation or other discovery related thereto.

Environmental Remediation. Our operations and assets are subject to extensive environmental, health and safety regulations, including laws and regulations related to air emissions, water discharges, waste disposal and remediation of contaminated sites, at both the national and local levels in the United States. We are also subject to similar laws and regulations in Canada and other jurisdictions in which we operate. The nature of the chemical and building products industries exposes us to risks of liability under these laws and regulations due to the production, storage, use, transportation and sale of materials that can cause contamination or personal injury, including, in the case of chemicals, potential releases into the environment. Environmental laws may have a significant effect on the costs of use, transportation and storage of raw materials and finished products, as well as the costs of the storage and disposal of wastes. We have incurred and will continue to incur substantial operating and capital costs to comply with environmental laws and regulations. In addition, we may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in our operations for violations arising under these laws and regulations.

As of December 31, 2015 and 2014, we had reserves for environmental contingencies totaling approximately $41 million and $54 million, respectively, of which approximately $1 million and $12 million, respectively, were classified as current liabilities. Our assessment of the potential impact of these environmental contingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies, and the potential for technological and regulatory developments.

Some of our significant environmental contingencies include the following matters:

•	We have entered into a Cooperative Agreement with the Louisiana Department of Environmental Quality (“LDEQ”) and various other parties for the environmental remediation of a portion of the Bayou d’Inde area of the Calcasieu River Estuary in Lake Charles, Louisiana. Remedy implementation began in the fourth quarter of 2014 and is expected to be completed during 2016 with a period of monitoring for remedy effectiveness to follow remediation. As of December 31, 2015 and 2014, we have reserved approximately $4 million and $18 million, respectively, for the costs associated with this matter. The decrease in the amount of this reserve is primarily due to spending against the reserve.

•	As of December 31, 2015 and 2014 we had reserved approximately $12 million and $15 million, respectively, for environmental contingencies related to on-site remediation at the Lake Charles South Facility, principally for ongoing remediation of groundwater and soil in connection with our corrective action permit issued pursuant to the Hazardous and Solid Waste Amendments of the Resource Conservation and Recovery Act. The remedial activity is primarily related to the operation of a series of well water treatment systems across the Lake Charles South Facility. In addition, remediation of possible soil contamination will be conducted in certain areas. These remedial activities are expected to continue for an extended period of time. The reduction in the amount of this reserve is due to our assessment, during the year ended December 31, 2015, of the estimated costs to be incurred after December 31, 2015 to conduct this on-going remedial activity, and in particular, our assessment of the portion of the future operating costs of certain water treatment assets at our Lake Charles South Facility that should be allocated to this remediation project, as opposed to other non-remediation uses of those water treatment assets.

•	As of December 31, 2015 and 2014, we had reserved approximately $18 million and $15 million, respectively, for environmental contingencies related to remediation activities at our Natrium, West Virginia facility (the “Natrium Facility”). The remedial actions address National Pollutant Discharge Elimination System permit requirements related primarily to hexachlorocyclohexane (commonly referred to as BHC) and mercury. We expect that these remedial actions will be in place for an extended period of time. The increase in the amount of this reserve is due to our assessment, during the year ended December 31, 2015, of the estimated costs that will be incurred after December 31, 2015 to conduct this on-going remedial activity, and in particular, due to an increase in the estimated duration of the remediation period.

Environmental Laws and Regulations. Due to the nature of environmental laws, regulations and liabilities, it is possible that we may not have identified all potentially adverse conditions. Such conditions may not currently exist or be detectable through reasonable methods, or may not be estimable. For example, our Natrium Facility and Lake Charles South Facility have both been in operation for over 65 years. There may be significant latent liabilities or future claims arising from the operation of facilities of this age, and we may be required to incur material future remediation or other costs in connection with future actions or developments at these or other facilities.

We expect to be continually subjected to increasingly stringent environmental and health and safety laws and regulations, and that continued compliance will require increased capital expenditures and increased operating costs or may impose restrictions on our present or future operations. It is difficult to predict the future interpretation and development of these laws and regulations or their impact on our future earnings and operations. Any increase in these costs, or any material restrictions on our ability to operate or the manner in which we operate, could materially adversely affect our liquidity, financial condition and results of operations. However, estimated costs for future environmental compliance and remediation may be materially lower than actual costs, or we may not be able to quantify potential costs in advance. Actual costs related to any environmental compliance in excess of estimated costs could have a material adverse effect on our financial condition in one or more future periods.

Heightened interest in environmental regulation, such as climate change issues, has the potential to materially impact our costs and present and future operations. We, and other chemical companies, are currently required to file certain governmental reports relating to greenhouse gas (“GHG”) emissions. The U.S. Government has considered, and may in the future implement restrictions or other controls on GHG emissions, any of which could require us to incur significant capital expenditures or further restrict our present or future operations.

In addition to GHG regulations, the United States Environmental Protection Agency (the “EPA”) has recently taken certain actions to limit or control certain pollutants created by companies such as ours. For example:

•	In January 2013, the EPA issued Clean Air Act emission standards for boilers and incinerators (the “Boiler MACT regulations”), which are aimed at controlling emissions of toxic air contaminants at covered facilities. The coal fired power plant at our Natrium Facility is our source most significantly impacted by the Boiler MACT regulations. Pursuant to an extension granted by the West Virginia Department of Environmental Protection (WVDEP), we expect to comply with the requirements of the Boiler MACT regulations on or before December 2016.

•	In April 2012, the EPA issued final regulations to update emissions limits for polyvinyl chloride (“PVC”) and copolymer production (the “PVC MACT regulation”). The PVC MACT regulation sets standards for major sources of PVC production and establishes certain working practices, as well as monitoring, reporting and record-keeping requirements. Following the issuance of the PVC MACT regulation, a variety of legal challenges were filed by the vinyl industry’s trade organization, several vinyl manufacturers and several environmental groups. Most of these challenges have been resolved; however, there are several petitions to reconsider certain provision in the rule that are still pending. We anticipate that some of these provisions will likely be changed as a result of these petitions, and there could be significant changes from the currently existing PVC MACT regulation after all legal challenges have been exhausted. These changes could require us to incur further capital expenditures, or increase our operating costs, to levels significantly higher than what we have previously estimated.

•	In March 2011, the EPA proposed amendments to the emission standards for hazardous air pollutants for mercury emissions from mercury cell chlor-alkali plants. These proposed amendments would require improvements in work practices to reduce fugitive mercury emissions and would result in reduced levels of mercury emissions while still allowing the mercury cell facilities to continue to operate. We operate a mercury cell production unit at our Natrium Facility. No assurances as to the timing or content of the final regulation, or its ultimate cost to, or impact on us, can be provided.

The potential impact of these and/or unrelated future, legislative or regulatory actions on our current or future operations cannot be predicted at this time but could be significant. Such impacts could include the potential for significant compliance costs, including capital expenditures, which could result in operating restrictions or could require us to incur significant legal or other costs related to compliance or other activities. For example, a recent revision to ambient air quality standards for ozone may, in the future, result in significant operating costs, compliance costs, and capital expenditures at some of our facilities. Any increase in the costs related to these initiatives, or restrictions on our operations, could materially adversely affect our liquidity, financial condition or results of operations.

Environmental Remediation: Reasonably Possible Matters. Our assessment of the potential impact of environmental contingencies is subject to considerable uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies, and the potential for technological and regulatory developments. As such, in addition to the amounts currently reserved, we may be subject to reasonably possible loss contingencies related to environmental matters in the range of $40 million to $80 million.

Involuntary Conversion of Property, Plant and Equipment. On December 20, 2013, a fire occurred in what is commonly known as the Company’s PHH VCM manufacturing plant in Lake Charles, Louisiana. The fire impacted several process components of the PHH VCM manufacturing plant. Operations at the plant returned to full service at the end of June 2014. In December 2014, the Company and its insurers entered into an insurance settlement agreement, whereby the insurers agreed to pay the Company an aggregate of $20.8 million in settlement of the insurance claim for business interruption and property damage relating to the fire. We recognized $17.7 million of insurance recoveries in cost of sales in our consolidated statements of operations for the year ended December 31, 2014, of which $16.9 million related to business interruption. During the year ended December 31, 2014, we received cash proceeds from our insurers totaling $14.3 million of which $10.4 million is reflected in cash flows from operating activities and $3.9 million is reflected in cash flows from investing activities. As of December 31, 2014, we had a $6.5 million receivable for the balance of the payments owed to us by our insurers, which was collected in 2015.

13. SHARE-BASED COMPENSATION

On May 17, 2011, our shareholders approved the Axiall Corporation 2011 Equity and Performance Incentive Plan (the “2011 Plan”). In January 2013, our shareholders approved an amendment to the 2011 Plan to increase the number of shares available under the plan by 1.8 million shares. Under the 2011 Plan as it existed at December 31, 2015, we were authorized to grant various share-based compensation awards for up to 3.6 million shares of our common stock to officers, employees and non-employee directors, among others. We have granted various types of share-based payment awards to participants, including restricted stock unit awards and stock option grants. Our policy is to issue new shares upon the exercise of stock options and the vesting of restricted stock units. As of December 31, 2015, there were approximately 1.9 million shares available for future grant to participants under our 2011 Plan. In connection with our adoption and shareholder approval of the 2011 Plan, we agreed to not grant additional share-based compensation awards under our previously existing equity compensation plans.

A summary of the expense related to share-based compensation cost by type of program is as follows:

	Year Ended December 31,
(In millions)	2015	2014	2013
Restricted stock units expense	$10.2	$16.5	$10.6
Stock options expense	—	0.5	1.0

Before-tax share-based compensation expense	10.2	17.0	11.6
Income tax benefit	(3.3)	(6.0)	(3.9)

After-tax share-based compensation expense	$6.9	$11.0	$7.7

As of December 31, 2015 and 2014, we had approximately $15.0 million and $23.1 million, respectively, of total unrecognized compensation costs related to unvested share-based compensation, which we will record in our consolidated statements of operations over a weighted average recognition period of approximately one- and one-half years. The total fair value of shares vested during the year ended December 31, 2015, 2014 and 2013 was approximately $22.5 million, $14.6 million and $3.3 million, respectively.

Stock Options. A summary of stock option activity under all plans as of and for the year ended December 31, 2015 is as follows:

	Shares	Weighted Average Remaining Contractual Terms (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (In millions)
Outstanding on January 1, 2015	289,064		$116.40
Granted	—		—
Exercised	(17,324)		31.72
Expired	(3,129)		1,183.96

Outstanding on December 31, 2015	268,611	4.4 years	$109.42	$—

Vested as of December 31, 2015	268,611	4.4 years	$109.42	$—
Expected to vest as of December 31, 2015	—	0.0 years	$—	$—

During the year ended December 31, 2015 and 2014, we granted no options to purchase shares. During the year ended December 31, 2013, we granted options to purchase shares primarily to replace unvested awards of former employees of the Merged Business who became Axiall employees in connection with the Merger (the “Replacement Options”). The fair value of stock options when granted was estimated as of the date of grant using the Black-Scholes option pricing model. With the exception of the Replacement Options, option exercise prices are equal to the closing price of our common stock on the date of grant. The exercise price utilized for the Replacement Options resulted in the Replacement Options having a spread value equal to that of the PPG stock options being replaced, as measured at the closing date of the Merger.

Options generally vest over a three year period from the date of grant and expire no more than ten years after the date of grant. As of December 31, 2015 all Replacement Options have vested. The intrinsic value is calculated as the difference between the market value at period-end and the exercise price of the shares. If the market value is less than the exercise price, there is no intrinsic value. As of December 31, 2015, there was no intrinsic value for our stock options primarily due to the lower market price of our shares compared to the exercise price as of that date. There were no significant options exercised during the years ended December 31, 2014 and 2013. The following table summarizes information about stock options outstanding at December 31, 2015:

	Outstanding			Exercisable
Range of Exercise Prices	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Shares	Weighted Average Exercise Price
$8.74 to $25.00	38,572	$21.25	3.2 years	38,572	$21.25
$25.01 to $41.50	173,989	33.87	5.6 years	173,989	33.87
$75.00 to $476.00	24,998	172.47	2.1 years	24,998	172.47
$476.01 to $1,334.50	31,052	591.52	0.8 years	31,052	591.52

$8.74 to $1,344.50	268,611	109.42	4.4 years	268,611	109.42

Restricted Stock Units. We issue restricted stock units in the form of time-based restricted units and performance-based restricted units (“PRSUs”). A summary of restricted stock unit activity under all plans as of and for the year ended December 31, 2015 is as follows:

	Shares	Weighted Average Remaining Contractual Terms (Years)	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value (In millions)
Outstanding on January 1, 2015	972,843		$41.30
Granted	519,852		36.15
Vested and released	(495,337)		37.43
Forfeited	(427,260)		42.40

Outstanding on December 31, 2015	570,098	1.2 Years	$40.55	$9.1

Vested or expected to vest as of December 31, 2015	596,048	1.2 Years	$41.01	$10.8
Expected to vest as of December 31, 2015	576,378	1.2 Years	$40.56	$8.9

During the years ended December 31, 2015, 2014 and 2013, we granted 519,852, 447,608 and 450,169 restricted stock units, respectively, to certain key employees and non-employee directors. Our restricted stock units granted during the year ended December 31, 2014, include grants to replace unvested awards of former employees of the Merged Business who became Axiall employees in connection with the Merger and grants in May 2013 to certain of our officers, employees and directors. The restricted stock units normally vest over a one- or three-year period. The weighted average grant date fair value per share of our restricted stock units granted during 2015, 2014 and 2013 was $36.15, $44.38 and $45.20, respectively, which is based on the stock price as of the date of grant or, in the case of certain performance restricted stock units (“PRSUs”), the fair value was estimated using a Monte Carlo simulation model. The total intrinsic value of restricted stock units that vested during the year ended December 31, 2015, 2014 and 2013 was $17.8 million, $19.5 million and $6.1 million, respectively. Restricted stock surrendered in satisfaction of required minimum tax withholding obligations was 226,945, 163,404 and 36,846 shares during 2015, 2014 and 2013, respectively.

In May 2015 and 2014, we granted PRSUs to our executive officers, for which the number of shares ultimately earned depends on our Company’s relative total shareholder return (“TSR”), as compared to a group of peer companies. The number of shares of our common stock to be awarded in connection with the vesting of those PRSUs ranges from 0 percent to 200 percent, with the percentage to be used in such vesting calculation based on the TSR performance metric. All of those PRSUs are expected to vest on the third anniversary of the grant date. Also, in May 2015 and 2014, we granted PRSUs to certain of our executive officers, for which the vesting depends on the Company having a positive Adjusted EBITDA for the prescribed performance period. Those PRSUs are scheduled to vest in three equal installments on each of the first, second and third anniversaries of the grant date. In addition, in May 2015 and 2014, we granted RSUs to certain of our executive officers and non-officer employees, the majority of which are scheduled to vest in three equal installments on each of the first, second and third anniversaries of the grant date, and for which there is no performance metric.

In May 2013, we granted PRSUs to our executive officers, for which the number of shares ultimately earned is contingent on our achievement of certain synergies relating to the Merger. The number of shares of our common stock to be awarded in connection with those PRSUs will be determined by multiplying the target award by a percentage ranging from 0 percent to 200 percent. The percentage to be used in that vesting calculation will be based solely on the amount of Merger-related synergies achieved as of the second anniversary date of the closing of the Merger. One-half of those PRSUs will vest on the second anniversary of the grant date and one-half will vest on the third anniversary of the grant date. Also, in May 2013, we granted PRSUs to certain of our executive officers, for which their vesting depends on the Company having a positive Adjusted EBITDA for the prescribed performance period. Those PRSUs are scheduled to vest in three equal installments on each of the first, second and third anniversaries of the grant date. In addition, in May 2013, we granted RSUs to certain other of our executive officers and to certain non-officer employees, which are scheduled to vest on each of the first, second and third anniversaries of the grant date, and for which there is no performance metric.

The PRSUs granted in 2015, 2014 and 2013 are included with all restricted stock units in all calculations.

Share-Based Compensation Assumptions Related to PRSUs. We determined the fair value of PRSUs granted in 2013 based on the closing price of our stock on the date of grant as the performance obligations are dependent on the Company achieving a certain level of Merger-related synergies and certain Adjusted EBITDA performance targets. The fair value of our PRSUs granted in the years ended December 31, 2015 and 2014, for which the performance metric is relative total shareholder return, were estimated as of the date of grant using a Monte Carlo simulation model. The use of a valuation model requires us to make certain assumptions with respect to selected model inputs. The use of different assumptions could result in materially different valuations. We use the average of the high and low of the implied and historical volatility for our stock and the expected life of the awards is based on the vesting period. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of our awards. The dividend yield assumption is based on our dividend paying history and expectation of future dividend payments. The weighted averages for the primary assumptions used in the Monte Carlo simulation model for the 2015 and 2014 grants are as follows:

	PRSU Grants
	Year Ended December 31,
	2015	2014
Assumptions:
Risk-free interest rate	1.01%	0.79%
Expected life	3.0 years	3.0 years
Expected volatility	37%	43%

14. EMPLOYEE RETIREMENT PLANS

Defined Benefit Plans

The Company sponsors and contributes to pension plans (“Pension Plans”) and OPEB plans covering many of our United States (“U.S.”) employees, in whole or in part based on meeting certain eligibility criteria. In addition, the Company and its subsidiaries have various pension plans and other forms of OPEB arrangements outside the United States, namely in Canada and Taiwan.

The Pension Plans provide benefits to certain employees and retirees and are closed to new hires. Effective January 31, 2014, amendments to the Pension Plans for U.S. non-bargained employees froze all future benefit accruals for non-bargained employees who were not already frozen. The financial impact of these amendments to the Pension Plans was recognized in the fourth quarter of 2013.

During 2014, the U.S. Pension Plans were amended to provide a one-time voluntary lump-sum distribution offer to terminated vested participants. Payments were made during December 2014 and a settlement charge of $5.8 million was recognized at December 31, 2014.

The OPEB Plans are unfunded and provide medical and life insurance benefits for certain employees and their dependents.

Recently approved amendments to the OPEB plans were made to further deliver retiree medical benefits through health reimbursement account contributions and to further limit life insurance benefits. Effective January 1, 2016, the majority of Medicare and non-Medicare eligible retirees will receive retiree medical benefits through health reimbursement account contributions. In addition, effective January 1, 2016, most life insurance benefits for non-bargained retirees were eliminated and a sunset period was provided for life insurance benefits for the majority of other retirees. These OPEB benefit changes were approved and communicated to participants in August 2015 and the quantitative financial impact is reflected in the year ended December 31, 2015. These changes reduced the OPEB benefit obligation by $29.8 million and the resulting prior service credit will be amortized through 2025.

In connection with the OPEB plan amendments, the benefit obligation was remeasured using current assumptions as of that date, including the Society of Actuaries’ (“SOA”) mortality tables “RPH-2014” and an alternative generational improvement scale published by the SOA “BB-2D”. The discount rate used to remeasure the OPEB plan obligation was 3.59 percent at September 1, 2015 compared to 3.90 percent at December 31, 2014.

For the U.S. Pension Plans, benefit obligations continue to be measured using the SOA’s base mortality table (“RP-2014”), with collar adjustments by plan. The generational improvement scale was updated to use the same consistently with the scale used for the OPEB plans.

In the third quarter of 2015, we changed the accounting method used to estimate the service and interest components of net periodic benefit cost for the U.S. postretirement benefits. This new estimation approach discounts the individual expected cash flows underlying the service cost and interest cost using the applicable spot rates derived from the yield curve used to discount the cash flows used to measure the benefit obligation. Historically, we estimated these service and interest cost components utilizing a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period.

We have made this change to provide a more precise measurement of service and interest costs by improving the correlation between projected benefit cash flows to the corresponding spot yield curve rates. We have accounted for this change as a change in accounting estimate that is inseparable from a change in accounting principle and accordingly have accounted for it prospectively. While the benefit obligation measured under this approach is unchanged, the more granular application of the spot rates reduced the service and interest cost for the OPEB plan for the last four months of fiscal 2015 by $0.2 million. For the OPEB plan, the spot rates used to determine service and interest costs ranged from 0.65 percent to 5.01 percent and 0.65 percent to 5.01 percent, respectively. Under the Company’s prior methodology, these rates would have resulted in weighted-average rates for service and interest costs of 3.59 percent and 3.59 percent, respectively. The new approach will be used to measure the service and interest cost for our other U.S. pension plans in 2016. For the U.S. OPEB and pension plans, the spot rates that will be used to determine 2016 service and interest costs range from 0.92 percent to 4.97 percent and 0.92 percent to 4.97 percent, respectively. Under the Company’s prior methodology, these rates would have resulted in a single weighted-average rate of 4.37 percent for both service and interest costs. Based on current economic conditions, we estimate the service cost and interest cost for the pension plans will be reduced by approximately $7.0 million in 2016 as a result of the change.

Benefit Obligations. The reconciliation of the beginning and ending balances of the projected benefit obligation for defined benefit plans is as follows:

	Pension Benefits		OPEB
	As of December 31,
(In millions)	2015	2014	2015	2014
Change in benefit obligation
Benefit obligation, beginning of year	$786.8	$673.4	$111.7	$97.9
Service costs	4.3	3.6	0.9	0.8
Interest cost	30.7	31.7	3.5	4.4
Actuarial loss (gain)	(44.1)	141.3	(8.7)	16.7
Foreign currency translation adjustment	(2.5)	(1.5)	(0.5)	(0.3)
Plan participants’ contributions	—	—	1.4	1.4
Gross benefits paid	(37.7)	(38.2)	(9.2)	(9.2)
Plan amendments	—	—	(29.8)	—
Settlements	(0.5)	(24.0)	—	—
Other	—	0.5	—	—

Benefit obligation, end of year	$737.0	$786.8	$69.3	$111.7

Accumulated benefit obligation, end of year	$734.6	$784.0	NA	NA

The accumulated benefit obligation is defined as the actuarial present value of pension benefits (whether vested or unvested) attributed to employee services rendered before December 31, 2015 and 2014, respectively, and based on employee service and compensation prior to the applicable date.

Plan Assets. The summary and reconciliation of the beginning and ending balances of the fair value of the plans’ assets were as follows:

	Pension Benefits		OPEB
	As of December 31,
(In millions)	2015	2014	2015	2014
Change in plan assets
Fair value of plan assets, beginning of year	$638.2	$659.4	$—	$—
Actual return (loss) on plan assets	(5.3)	40.1	—	—
Foreign currency translation adjustment	(1.9)	(1.1)	—	—
Employer contribution	2.0	2.0	7.8	7.8
Plan participants’ contributions	—	—	1.4	1.4
Gross benefits paid	(37.7)	(38.2)	(9.2)	(9.2)
Settlements	(0.5)	(24.0)	—	—

Fair value of plan assets, end of year	$594.8	$638.2	$—	$—

Investments are classified based on the lowest level of input that is significant to the fair value measurement. The following table sets forth, by level within the fair value hierarchy, a summary of the investments measured at fair value and the target and current asset allocations.

Asset Category	Target Allocation 2016	Percentage of Plan Assets, December 31, 2015	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)
(In millions, except percentages)
Short-term investment fund	—%	1%	$8.5	$—	$8.5
U.S. equity securities:
Consumer discretionary sector			2.8	2.8	—
Consumer staples sector			4.3	4.3	—
Energy sector			0.2	0.2	—
Finance sector			0.4	0.4	—
Health care sector			4.6	4.6	—
Index funds			117.8	—	117.8
Industrials sector			1.3	1.3	—
Information technology sector			3.5	3.5	—
Capital appreciation mutual fund			56.1	56.1	—
Small cap growth mutual fund			7.0	7.0	—
Pooled equity fund			55.7	—	55.7

Total U.S. equity securities	44%	43%	253.7	80.2	173.5
U.S. fixed income securities:
Western assets total return funds			80.6	—	80.6
Blackrock investments, institutional			68.7	—	68.7
Other fixed income securities			69.8	69.6	0.2

Total fixed income securities	37%	37%	219.1	69.6	149.5
International securities:
Equity securities			53.6	6.7	46.9
Equity securities measured at net asset value (1)			3.6	—	—
Euro pacific growth fund			49.8	49.8	—
Fixed income securities			1.6	1.6	—
Fixed income securities measured at net asset value (1)			4.8	—	—

Total international securities	19%	19%	113.4	58.1	46.9
Real estate partnership, measured at net asset value (1)	—%	—%	0.1	—	—

Total			$594.8	$207.9	$378.4

(1)	In accordance with Subtopic 820-10, certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of financial position. See Note 5 for more details.

Asset Category	Target Allocation 2015	Percentage of Plan Assets, December 31, 2014	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)
(In millions, except percentages)
Short-term investment fund	—%	2%	$10.2	$—	$10.2
U.S. equity securities:
Consumer discretionary sector			4.3	4.3	—
Consumer staples sector			6.1	6.1	—
Energy sector			1.3	1.3	—
Finance sector			2.3	2.3	—
Health care sector			9.9	9.9	—
Index funds			141.3	—	141.3
Industrials sector			3.5	3.5	—
Information technology sector			3.7	3.7	—
Capital appreciation mutual fund			39.4	39.4	—
Small cap growth mutual fund			7.2	7.2	—
Pooled equity fund			55.5	—	55.5
Other			1.3	1.3	—

Total U.S. equity securities	41%	43%	275.8	79.0	196.8
U.S. fixed income securities:
Western assets total return funds			85.5	—	85.5
Blackrock investments, institutional			70.8	—	70.8
Other fixed income securities			71.4	—	71.4

Total fixed income securities	38%	36%	227.7	—	227.7
International securities:
Equity securities		12%	76.5	8.0	68.5
Equity securities measured at net asset value (1)			5.0	—	—
Euro pacific growth fund		6%	35.4	35.4	—
Fixed income securities			2.0	2.0	—
Fixed income securities measured at net asset value (1)			4.2	—	—

Total international securities	18%	19%	123.1	45.4	68.5
Long-biased hedge fund, measured at net asset value (1)	3%	—%	0.2	—	—
Real estate partnership, measured at net asset value (1)	—%	—%	1.2	—	—

Total			$638.2	$124.4	$503.2

(1)	In accordance with Subtopic 820-10, certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statement of financial position. See Note 5 for more details.

Funded Status. The following table shows the funded status of the pension and other OPEB benefits, reconciled to the amounts reported on the consolidated balance sheets:

	Pension Benefits		OPEB
	As of December 31,
(In millions)	2015	2014	2015	2014
Funded status, end of year:
Fair value of plan assets	$594.8	$638.2	$—	$—
Benefit obligations	737.0	786.8	69.3	111.7

Unfunded status	$(142.2)	$(148.6)	$(69.3)	$(111.7)

Amounts recognized in the balance sheets consist of:
Current liability	$(1.5)	$(1.5)	$(7.2)	$(8.7)
Noncurrent liability	(140.7)	(147.1)	(62.1)	(103.0)

Amount recognized, end of year	$(142.2)	$(148.6)	$(69.3)	$(111.7)

Gross amounts recognized in accumulated other comprehensive income (loss) consist of:
Net actuarial loss	(135.1)	$(131.5)	(3.4)	$(12.3)
Prior service credit (cost)	(0.1)	(0.1)	90.7	71.2

Amount recognized, end of year	$(135.2)	$(131.6)	$87.3	$58.9

Our pension plans have projected benefit obligations in excess of the fair value of plan assets. For these plans, the projected benefit obligations and the fair value of plan assets were as follows:

	Pension Benefits As of December 31,
(In millions)	2015	2014
Projected benefit obligation, end of year	$737.0	$786.8
Fair value of plan assets, end of year	594.8	638.2

Our pension plans have accumulated benefit obligations in excess of the fair value of plan assets. For these plans, the accumulated benefit obligations and the fair value of plan assets were as follows:

	Pension Benefits As of December 31,
(In millions)	2015	2014
Accumulated benefit obligation, end of year	$725.2	$784.0
Fair value of plan assets, end of year	585.2	638.2

Changes in Other Comprehensive Income (Loss). The following table summarizes the changes in plan assets and benefit obligations which were recognized in other comprehensive income (loss):

	Pension Benefits			OPEB
	As of December 31,
(in millions):	2015	2014	2013	2015	2014	2013
Current year actuarial gain (loss)	$(6.2)	$(142.5)	$102.2	$8.8	$(16.6)	$4.2
Amortization of actuarial loss (gain)	2.6	(0.4)	(13.3)	0.1	0.1	—
Current year prior service credit	—	—	—	29.8	—	82.6
Amortization of prior service credit	—	—	—	(10.2)	(9.2)	(2.3)

Total recognized in other comprehensive income (loss)	$(3.6)	$(142.9)	$88.9	$28.5	$(25.7)	$84.5

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$4.0	$(137.1)	$106.2	$34.2	$(21.9)	$78.5

The following table summarizes the estimated amount that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2016:

(In millions)	Pension Benefits	OPEB
Prior service credit	$—	$12.2
Actuarial loss	(2.8)	(0.1)

Total	$(2.8)	$12.1

Net Periodic Benefit Income (Expense). Net periodic benefit income (expense) for the years ended December 31, 2015, 2014 and 2013 includes the following:

	Pension Benefits Year Ended December 31,			OPEB Year Ended December 31,
(In millions)	2015	2014	2013	2015	2014	2013
Components of net periodic benefit income (expense):
Interest cost	$(30.7)	$(31.7)	$(28.0)	$(3.5)	$(4.4)	$(6.4)
Service cost	(4.3)	(3.6)	(6.6)	(0.9)	(0.8)	(2.0)
Expected return on assets	45.2	47.0	38.5	—	—	—
Amortization of:
Prior service credit	—	—	—	10.2	9.2	2.3
Actuarial gain (loss)	(2.6)	0.4	(2.1)	(0.1)	(0.1)	—

Total amortization	(2.6)	0.4	(2.1)	10.1	9.1	2.3
Settlement loss	—	(5.8)	—	—	—	—
Curtailment gain	—	—	15.5	—	—	—
Other components of net periodic pension cost	—	(0.5)	—	—	—	—

Total net periodic benefit income (expense)	$7.6	$5.8	$17.3	$5.7	$3.9	$(6.1)

Assumptions for Defined Benefit Obligations. Mortality is a key assumption used to determine the benefit obligation for our defined benefit pension and OPEB plans. The Company continues to measure year-end benefit obligations using the

SAO’s RP-2014 base mortality table, with adjustments by plan. The Company selected the Scale BB-2D generational mortality projection scale to reflect mortality improvement rates for purposes of measuring pension and OPEB benefit obligations at year-end.

The discount rate reflects the rate at which pension benefit obligations could be effectively settled. For the U.S. and Canadian plans, we determined our discount rate by matching the expected cash flows of our pension and OPEB obligations to a yield curve generated from a broad portfolio of high-quality fixed rate debt instruments. For Taiwan, a government bond yield was used to determine the discount rate. The rate of compensation is based on projected salary increases for our plan participants. The healthcare cost trend assumption is based on a number of factors including our actual healthcare cost increases, the design of our benefit programs, the demographics of our active and retiree populations and external expectations of future medical cost inflation rates. The weighted average assumptions used for determining our benefit obligations as of December 31, 2015, 2014 and 2013 are as follows:

	Pension Benefits			OPEB
	2015	2014	2013	2015	2014	2013
Discount rate	4.34%	3.98%	4.81%	3.61%	3.90%	4.65%
Rate of compensation increase	3.01%	3.01%	3.00%	NA	NA	3.00%
Health care cost trend rate
– Initial rate	NA	NA	NA	7.47%	7.00%	7.49%
– Ultimate rate	NA	NA	NA	4.50%	4.50%	4.50%
– Years to ultimate	NA	NA	NA	12	9	10

Assumptions for Net Periodic Costs. The rate of compensation increase for our OPEB plans was not applicable in 2014 and 2015 due to benefit changes made to the U.S. OPEB plans, eliminating the salary-based life insurance benefit for future non-bargained retirees, subsequent to 2014. The following weighted average assumptions were used to determine the net periodic costs for the defined benefit pension and OPEB plans for the years presented:

	Pension Benefits				OPEB
	2015		2014	2013	2015		2014	2013
Discount rate	3.97	%(1)	4.81%	4.16%	3.60	%(1)	4.65%	4.39%
Expected long-term rate of return on plan assets	7.39%		7.42%	6.91%	NA		NA	NA
Rate of compensation increase	3.01%		3.00%	3.14%	NA		NA	3.11%
Health care cost trend rate
– Initial rate	NA		NA	NA	7.00%		7.49%	6.63%
– Ultimate rate	NA		NA	NA	4.50%		4.50%	4.50%
– Years to ultimate	NA		NA	NA	9		10	11

(1)	The weighted average spot rate selected for pension benefit and OPEB plans, respectively, in 2015.

In selecting the rates for our current and long-term healthcare cost assumptions, we take into consideration a number of factors including our actual healthcare cost increases, the design of our benefit programs, the demographics of our active and retiree populations and external expectations of future medical cost inflation rates. If the assumed healthcare cost trend rates were 1 percent higher or 1 percent lower, the estimated OPEB cost for 2015 would increase by $0.1 million or decrease by $0.1 million, respectively.

The expected long-term rate of return on plan assets assumption is based on historical and projected rates of return for current and planned asset classes in the plan’s investment portfolio. Projected rates of return for each of the plans’ projected asset classes were selected after analyzing historical experience and future expectations of the returns and volatility of the various asset classes. Based on the target asset allocation for each asset class, the overall expected rate of return for the portfolio was developed and adjusted for historical and expected experience of active portfolio management results compared to the benchmark returns and for the effect of expenses paid from plan assets.

Our investment committee establishes investment policies and strategies and regularly monitors the performance of the plans’ funds. Our investment strategy with respect to U.S. pension plan assets is to invest the assets in accordance with the “prudent investor” guidelines contained in the Employee Retirement Income Security Act of 1974 and fiduciary standards. Our policy on funding is to contribute an amount within the range of the minimum required and the maximum tax-deductible contribution.

Expected Cash Flows. During 2016, we expect to make contributions of $2.0 million to our pension plans and $7.3 million to our unfunded OPEB plans for benefit payments. We do not expect any federal subsidy with regards to our OPEB plans. Expected benefit payments for all pension and OPEB plans are as follows:

	Pension	OPEB
(In millions)	Benefits	(Gross)
Expected benefit payments:
2016	$39.2	$7.3
2017	40.3	7.0
2018	41.3	6.9
2019	42.4	6.9
2020	43.8	6.9
2021-2025	230.8	32.9

Defined Contribution Plans

Most employees are covered by defined contribution plans under which we make contributions to individual employee accounts. Our expense related to our defined contribution plans, which includes the annual company discretionary retirement contribution, was approximately $24.9 million, $21.1 million and $15.7 million for the years ended December 31, 2015, 2014 and 2013, respectively.

15. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) AND OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) includes (i) adjustments to pension and OPEB plan liabilities; (ii) foreign currency translation of assets and liabilities of foreign subsidiaries and the effects of exchange rate changes on intercompany balances of a long-term nature; (iii) equity investee’s other comprehensive income or loss items; and (iv) unrealized gains or losses on derivative financial instruments designated as cash flow hedges. Amounts recorded in accumulated other comprehensive income (loss), net of tax, as of December 31, 2015 and 2014, and changes within those periods are as follows:

(In millions)	Foreign Currency Items	Derivative Cash Flow Hedges	Accrued Pension and OPEB Plan Liabilities	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2014	$6.7	$(0.9)	$60.5	$66.3
Other comprehensive loss before reclassifications	(27.1)	(7.4)	(103.2)	(137.7)
Amounts reclassified from accumulated other comprehensive loss, net of tax	—	—	(2.3)	(2.3)

Net current period other comprehensive loss	(27.1)	(7.4)	(105.5)	(140.0)

Balance at December 31, 2014	(20.4)	(8.3)	(45.0)	(73.7)
Other comprehensive income (loss) before reclassifications	(69.0)	15.7	20.6	(32.7)
Amounts reclassified from accumulated other comprehensive loss, net of tax	—	(6.9)	(4.7)	(11.6)

Net current period other comprehensive income (loss)	(69.0)	8.8	15.9	(44.3)

Balance at December 31, 2015	$(89.4)	$0.5	$(29.1)	$(118.0)

Other Comprehensive Income (Loss)

Other comprehensive income (loss) is derived from adjustments to reflect the unrealized gain or loss on derivatives, changes in pension and OPEB liability adjustments, changes in equity investee’s other comprehensive income or loss and changes in foreign currency translation adjustments. The components of other comprehensive income (loss) for the years ended December 31, 2015, 2014 and 2013 are as follows:

	Year Ended December 31,
(In millions)	2015	2014	2013
Change in foreign currency translation adjustment:
Foreign currency translation adjustments	$(82.5)	$(57.7)	$(34.7)
Tax benefit	(9.7)	(22.9)	(14.7)

Foreign currency translation adjustments, net of tax	$(72.8)	$(34.8)	$(20.0)

Change in derivative cash flow hedges:
Commodity hedge contracts	$10.2	$(10.6)	$—
Equity interest in investee’s other comprehensive income (loss)	3.9	(1.2)	(1.4)

Pre-tax amount	14.1	(11.8)	(1.4)
Tax expense (benefit)	5.3	(4.4)	(0.5)

Derivative cash flow hedges, net of tax	$8.8	$(7.4)	$(0.9)

Change in pension and OPEB liability adjustments:
Adjustments to pension liabilities	$32.6	$(164.9)	$189.1
Curtailment gain	—	—	(15.5)
Settlement loss	—	5.8	—
Amortization of actuarial gain (loss) and prior service credit	(7.5)	(9.5)	(0.2)

Pre-tax amount	25.1	(168.6)	173.4
Tax expense (benefit)	9.4	(63.1)	64.3

Pension and OPEB liability adjustments, net of tax	$15.7	$(105.5)	$109.1

Other comprehensive income (loss), before income taxes	$(43.3)	$(238.1)	$137.3
Tax expense (benefit) for the period	5.0	(90.4)	49.1

Other comprehensive income (loss), net of tax	$(48.3)	$(147.7)	$88.2

The components of other comprehensive income (loss) that have been reclassified during the years ended December 31, 2015, 2014 and 2013 are as follows:

				Affected Line Items on the Unaudited Consolidated Statements of Operations
	Year Ended December 31,
(In millions)	2015	2014	2013
Details about other comprehensive income (loss) components:
Change in derivative cash flow hedges:
Loss on derivative cash flow hedges	$(11.1)	$—	$—	Cost of sales
Tax benefit	(4.2)	—	—	Provision for (benefit from) income taxes

Reclassifications for the period, net of tax	$(6.9)	$—	$—

Change in pension and OPEB liability adjustments:
Curtailment gain	$—	$—	$(15.5)	Integration-related costs and other, net
Settlement loss	—	5.8	—	Integration-related costs and other, net
Amortization of actuarial gain (loss) and prior service credit	(7.5)	(9.5)	(0.2)	Cost of sales and selling, general and administrative expenses

Pre-tax amount	(7.5)	(3.7)	(15.7)
Tax benefit	(2.8)	(1.4)	(6.0)	Provision for (benefit from) income taxes

Reclassifications for the period, net of tax	$(4.7)	$(2.3)	$(9.7)

16. INCOME TAXES

For the years ended December 31, 2015, 2014 and 2013, income (loss) from continuing operations before income taxes consisted of the following:

	Year Ended December 31,
(In millions)	2015	2014	2013
United States operations	$(834.4)	$69.6	$216.7
Foreign operations	(51.9)	25.1	44.7

Total	$(886.3)	$94.7	$261.4

Provision for (benefit from) income taxes from continuing operations consists of the following:

	Year Ended December 31,
(In millions)	2015	2014	2013
Current income taxes:
Federal	$(4.4)	$31.2	$98.4
State	(1.6)	4.9	13.0
Foreign	5.5	(0.2)	7.8

Total current	(0.5)	35.9	119.2

Deferred income taxes:
Federal	(35.3)	(16.6)	(44.0)
State	(2.8)	(1.0)	(1.7)
Foreign	(3.9)	(1.6)	(4.3)

Total deferred	(42.0)	(19.2)	(50.0)

Provision for (benefit from) income taxes	$(42.5)	$16.7	$69.2

A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

	Year Ended December 31,
	2015	2014	2013
U.S. statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	0.3	2.7	2.8
Difference between U.S. and foreign tax rates	0.7	(2.6)	(0.3)
Tax credits	0.1	(2.1)	(0.7)
Domestic manufacturing deduction	—	(5.9)	(4.0)
Percentage depletion	0.7	(4.1)	(1.4)
Net change in unrecognized tax benefits	0.3	(9.7)	(1.1)
Change in valuation allowance	(0.5)	(0.9)	(1.6)
Goodwill impairment	(31.5)	1.5	—
Non-deductible interest	—	1.0	—
Other, net	(0.3)	2.7	(2.2)

Effective income tax rate	4.8%	17.6%	26.5%

Net cash payments for income taxes during the years ended December 31, 2015, 2014 and 2013 were $30.3 million, $63.3 million and $130.9 million, respectively.

Our net deferred tax liability consisted of the following major items:

	As of December 31,
(In millions)	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$27.8	$35.1
Employee compensation	14.9	20.2
Accrued liabilities	12.1	24.2
Tax credits	21.7	24.9
Environmental liabilities	14.5	15.4
Property, plant and equipment	38.2	39.1
Pension and OPEB liabilities	77.5	96.3
Other deferred tax assets	16.6	21.2

Total deferred tax assets	223.3	276.4

Valuation allowance	(77.5)	(86.6)

Total deferred tax assets	145.8	189.8
Deferred tax liability:
Property, plant and equipment	(362.1)	(391.8)
Intangible assets	(367.9)	(392.6)
Inventories	(3.9)	(11.1)
Debt restructuring	(19.8)	(29.3)
Foreign outside basis differences	(37.5)	(68.2)
Other	(19.7)	(15.2)

Total deferred tax liability	(810.9)	(908.2)

Net deferred tax liability	$(665.1)	$(718.4)

As of December 31, 2015, we had U.S. state and foreign net operating loss carryforwards (“NOLs”). Our foreign NOLs relate to our operations in Canada and reside in both federal and provincial tax jurisdictions. The jurisdictional amount of NOLs as of December 31, 2015, and the years in which they will expire, are as follows:

(Jurisdictions in millions)	NOL Amount	Year of Expiration
U.S. State	$33.4	2029-2035
Canada federal	107.6	2032
Canada provincial	178.1	2032

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected taxable income and tax-planning strategies available to us in making this assessment. Substantially all of our valuation allowance relates to deferred tax assets in the Canadian operations of Royal Group, Inc. Our valuation allowance decreased from $86.6 million at December 31, 2014 to $77.5 million at December 31, 2015 predominantly because of foreign exchange differences. We evaluate the recoverability and realizability of deferred tax assets and the provisions for valuation allowance periodically based on our projections of future taxable earnings, timing of the reversal of future taxable temporary differences (including the impact of available carryback and carryforward periods) and tax planning strategies available to us to determine the timing for and extent to which we will release our valuation allowance against our net deferred tax assets in Canada in the future.

Subsequently recognized tax benefits related to the valuation allowance for deferred tax assets as of December 31, 2015 and 2014 will result in an income tax benefit if realized in a future year of $77.5 million and $86.6 million, respectively. It is reasonably possible that our valuation allowance may decrease significantly during the next 12 months.

As of December 31, 2015, we had U.S. state and foreign tax credit carryovers. These tax credits expire over varying amounts and periods as follows:

(Jurisdictions in millions)	Tax credit Carryover	Year of Expiration
U.S. state tax credits (gross of federal benefit)	$19.3	Indefinite
Canadian income tax credits	9.0	2016-2033

We are not permanently reinvested with respect to the outside basis difference for all our foreign subsidiaries. As of December 31, 2015 and 2014, the deferred tax liability recorded on the outside basis difference was $37.5 million and $68.2 million, respectively.

Liability for Unrecognized Income Tax Benefits

We account for uncertain income tax positions in accordance with ASC topic 740, Accounting for Income Taxes. ASC topic 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under ASC topic 740, we recognize the financial statement effects of a tax position when it is more likely than not, based upon the technical merits, that the position will be sustained upon examination. Conversely, we derecognize a previously recognized tax position in the first period in which it is no longer more likely than not that the tax position would be sustained upon examination. A tax position that meets the more likely than not recognition threshold will initially and subsequently be measured as the largest amount of tax benefit that is greater than fifty percent likely of being realized upon ultimate settlement with a taxing authority. We also recognize interest expense by applying a rate of interest to the difference between the tax position recognized in accordance with ASC topic 740 and the amount previously taken or expected to be taken in a tax return. We classify interest expense and related penalties, if any, with respect to our uncertain tax positions in the provision for income taxes.

As of December 31, 2015 and 2014, our liability for unrecognized income tax benefits was approximately $6.7 million and $10.0 million, respectively. If recognized, $3.3 million of this amount would affect our effective tax rate. As of December 31, 2015 and 2014, our liability for interest and penalties was approximately $0.8 million and $0.9 million, respectively. For each of the years ended December 31, 2015, 2014 and 2013, we recognized approximately $0.3 million, $0.3 million and $0.7 million, respectively, of additional interest expense in our income tax provision related to our liability for unrecognized income tax benefits. During 2016, it is reasonably possible that uncertain tax positions in the U.S. will be recognized as a result of the lapse of the applicable statute of limitations. The aggregate amount of these positions is approximately $0.5 million. We are under examination by the Canada Revenue Agency for years ended 2012 and 2013. The results of the Canadian Revenue Agency examinations cannot presently be determined.

The following table describes the tax years that remain subject to examination by major tax jurisdiction:

Tax Jurisdictions	Open Years
United States Federal	2012-2015
Canada	2011-2015
Various states	2011-2015
Taiwan	2010-2015

Reconciliations of the liability for unrecognized tax benefits for the years ended December 31, 2015, 2014 and 2013 are set forth in the table below:

	Year Ended December 31,
(In millions)	2015	2014	2013
Balance as of beginning of the year	$10.0	$16.3	$18.5
Additions for current year tax positions	1.4	0.3	0.2
Additions for prior year tax positions	0.9	1.0	1.2
Reductions for prior year tax positions	(0.2)	(4.0)	(0.2)
Reductions related to expirations of statute of limitations	(4.3)	(2.8)	(2.5)
Foreign currency translation	(1.1)	(0.8)	(0.9)

Balance as of the end of the year	$6.7	$10.0	$16.3

17. INVESTMENTS AND RELATED PARTY TRANSACTIONS

Chlorovinyls

We have investments that are accounted for using the equity method. In 2015, equity method investments primarily included: (i) $5.8 million, relating to our 50-percent interest in Shriram Vinyl Polytech Private Limited (“SVPP”), a joint venture formed in April 2014 to facilitate the manufacture and sale of certain compound products in India; and (ii) $9.5 million relating to our 50-percent interest in RS Cogen LLC (“RS Cogen”), which we acquired in the Merger; and (iii) $0.5 million relating to our 50-percent interest in Vinyl Solutions, LLC (“Vinyl Solutions”) a compounding manufacturer of specialty compounds. In 2014, our investments in joint ventures primarily included: (i) $5.8 million relating to SVPP; (ii) $4.6 million relating to RS Cogen; and (iii) $0.6 million relating to Vinyl Solutions.

As of December 31, 2015, 2014 and 2013 and for each of the three years ended December 31, 2015, 2014 and 2013, our related party balances for the equity method investments in our chlorovinyls segment consisted of the following:

(In millions)	2015	2014	2013	Financial Statement Classification
Equity method investments	$15.8	$11.0	$11.7	Other long term assets
Receivables due from affiliates	4.1	5.5	5.0	Accounts receivables
Amounts due to affiliates	0.2	0.4	1.9	Accounts payable
Sales to affiliates	17.1	16.9	10.8	Sales
Equity in earnings from equity method investments	0.5	0.6	0.8	Cost of sales

RS Cogen produces electricity and steam that are primarily sold to Axiall and its joint venture partner under take-or-pay contracts that extend to 2022. Axiall’s future commitment to purchase electricity and steam from the RS Cogen joint venture per the take-or-pay contracts approximates $23.5 million per year subject to contractually defined inflation adjustments. As of December 31, 2015, our future commitment under the take-or-pay arrangement approximates $160.7 million in the aggregate, with purchases during the years ended December 31, 2015, 2014 and 2013 totaling $25.8 million, $25.0 million and $22.9 million, respectively.

RS Cogen is a variable interest entity. The daily operations of the cogeneration facility are the activities of RS Cogen that most significantly impact its economic performance. These activities are directed by a management team with oversight by a management committee that has equal representation from Axiall and Entergy Corporation. By the terms of the joint venture agreement, all decisions of the management committee require approval by a majority of its members. Accordingly, the power to direct the activities of RS Cogen is equally shared between RS Cogen’s two owners and, thus, Axiall does not consider itself to be the joint venture’s primary beneficiary. Accordingly, Axiall accounts for its investment in RS Cogen under the equity method of accounting. We have recorded our investment in RS Cogen in other assets in the accompanying consolidated balance sheets and our share of investee earnings in cost of goods sold in the consolidated statements of operations.

The following table summarizes our maximum exposure to loss associated with RS Cogen as of December 31, 2015 and 2014.

	December 31,
(In millions)	2015	2014
Investment in and net advances to RS Cogen	$9.5	$4.6
Supply contracts	36.3	38.5

Maximum exposure to loss	$45.8	$43.1

We produce chlorine, caustic soda, hydrogen, hydrochloric acid (“HCL”) and sodium hypochlorite (bleach) at our Kaohsiung, Taiwan facility. The Kaohsiung, Taiwan facility is operated by Taiwan Chlorine Industries, Ltd. (“TCI”), a joint venture in which we own a 60-percent interest that is consolidated in our financial statements. A reconciliation of our minority partner’s ownership as of December 31, 2015 and 2014, reported as noncontrolling interest is set forth in the table below:

	Year Ended December 31,
(In millions)	2015	2014
Noncontrolling interest - beginning of period	$107.9	$119.4
Net income (loss) attributable to noncontrolling interest	(20.7)	3.9
Other comprehensive loss attributable to noncontrolling interest	(4.0)	(7.7)
Distribution to noncontrolling interest	(8.4)	(7.7)

Noncontrolling interest - end of period	$74.8	$107.9

On June 17, 2015, Eagle, a wholly-owned subsidiary of the Company, entered into an amended and restated limited liability company agreement with Lotte related to the formation of LACC, which was formed by Eagle and Lotte to design, build and operate the Plant. The Plant will provide partial backward integration for Axiall’s vinyls business and will supply a new MEG facility being built by Lotte. Pursuant to a contribution and subscription agreement, dated as of June 17, 2015, between the Company, Eagle and LACC, Eagle has agreed to make a maximum capital commitment to LACC of up to $225 million to fund the construction costs of the Plant. Eagle’s investment is expected to represent approximately 10 percent of the interests of LACC. Eagle and Lotte also entered into a call option agreement, dated as of June 17, 2015, pursuant to which Eagle has the right, but not the obligation, until the third anniversary of the substantial completion of the Plant, to acquire up to a 50 percent ownership interest in LACC from Lotte.

On December 17, 2015, Axiall and Lotte announced that the companies have reached a final investment decision to construct the Plant and LACC entered into the engineering, procurement and construction agreement with CB&I Inc., the construction contractor.

The Plant is being built adjacent to Axiall’s largest chlor-alkali chemical facility, located in Lake Charles, to take advantage of Axiall’s existing infrastructure, access to competitive feedstock resources, and ethylene distribution infrastructure. The anticipated start-up for the Plant is expected to be the beginning of 2019.

As of December 31, 2015, our investment in LACC is $14.9 million and is reflected in other assets in our consolidated balance sheets. Our investment in LACC is accounted for under the cost method.

18. SEGMENT INFORMATION

We manage our operating activities in two reportable segments: (i) chlorovinyls and (ii) building products. These two segments reflect the organization used by our management to allocate resources and for internal reporting purposes. Our chlorovinyls segment produces a highly integrated chain of products, including chlor-alkali and derivative products (chlorine, caustic soda, VCM, vinyl resins, ethylene dichloride (or 1, 2 dichloroethane) (“EDC”), chlorinated solvents, calcium hypochlorite, HCL) and compound products (vinyl compounds, compound additives and plasticizers)). Our building products segment manufactures and distributes interior and exterior trim and mouldings products, deck products, siding, pipe and pipe fittings.

Earnings of our segments exclude interest income and expense, unallocated corporate expenses and general plant services and provision for income taxes. Transactions between operating segments are valued at market based prices. The revenues generated by these transfers for the years ended December 31, 2015, 2014 and 2013 are provided in the tables below.

Identifiable assets consist of property, plant and equipment used in the operations of the segment as well as inventory, receivables and other assets directly related to the segment. Unallocated and other assets include cash, certain corporate receivables, data processing equipment, and the assets of the discontinued operations from the aromatics segment. The accounting policies of the reportable segments are the same as those described in Note 1 of the Notes to the Consolidated Financial Statements.

(In millions)	Chlorovinyls	Building Products	Eliminations, Unallocated and Other		Total
Year Ended December 31, 2015
Net sales	$2,506.1	$690.9	$—		$3,197.0
Intersegment revenues	214.0	—	(214.0)		—

Total net sales	$2,720.1	690.9	(214.0)		$3,197.0

Restructuring and divestiture costs	$0.3	9.3	12.8		$22.4
Integration-related costs and other, net	$0.3	$0.6	$15.1		$16.0
Goodwill impairment charges	$864.1	—	—		$864.1
Depreciation and amortization	$205.8	23.0	10.8		$239.6

Operating income (loss)	$(768.5)	38.0	(77.4	)(1)	$(807.9)
Interest expense, net					(72.9)
Debt refinancing costs					(3.2)
Foreign exchange loss					(2.3)

Loss from continuing operations before income taxes					$(886.3)

Capital expenditures	$144.0	19.9	28.0		$191.9
Total assets	$3,909.4	557.7	72.3		$4,539.4

Year Ended December 31, 2014
Net sales	$2,930.2	$712.3	$—		$3,642.5
Intersegment revenues	256.0	—	(256.0)		—

Total net sales	$3,186.2	712.3	(256.0)		$3,642.5
Restructuring and divestiture costs	$12.6	4.2	(0.1)		$16.7
Integration-related costs and other, net	$6.2	—	26.0		$32.2
Goodwill impairment charges	$4.1	—	—		$4.1
Depreciation and amortization	$200.3	21.9	9.7		$231.9

Operating income	$213.9	37.7	(84.9	)(1)	$166.7
Interest expense, net					(71.0)
Foreign exchange loss					(1.0)

Income from continuing operations before income taxes					$94.7

Capital expenditures	$148.9	31.2	13.0		$193.1
Total assets	$4,872.0	581.3	202.7		$5,656.0

Year Ended December 31, 2013
Net sales	$2,917.3	$667.8	$—		$3,585.1
Intersegment revenues	$226.2	0.1	(226.3)		$—

Total net sales	$3,143.5	667.9	(226.3)		$3,585.1
Restructuring and divestiture costs	$(0.1)	2.8	7.3		$10.0
Integration-related costs and other, net	$(8.8)	—	41.4		$32.6
Depreciation and amortization	$174.2	21.2	6.9		$202.3

Operating income	$434.9	47.0	(96.2	)(1)	$385.7
Interest expense, net					(71.5)
Debt refinancing costs					(78.5)
Gain on acquisition of controlling interest					25.9
Foreign exchange loss					(0.2)

Income from continuing operations before income taxes					$261.4

Capital expenditures	$132.7	33.3	11.9		$177.9
Total assets	$5,074.0	577.8	205.3		$5,857.1

(1)	Includes shared services, administrative and legal expenses.

Net Sales by Product Line

The table below summarizes net sales by product line for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
(In millions)	2015	2014	2013
Chlorovinyls
Chlor-alkali and derivative products	$2,056.3	$2,435.3	$2,447.2
Compound products	449.8	494.9	470.1

Total	2,506.1	2,930.2	2,917.3

Building Products
Moulding products	148.8	148.2	132.3
Outdoor building products	542.1	564.1	535.5

Total	690.9	712.3	667.8

Net Sales	$3,197.0	$3,642.5	$3,585.1

Geographic Areas

Sales are attributable to geographic areas based on customer location and were as follows for the years ended December 31, 2015, 2014 and 2013:

	Year Ended December 31,
(In millions)	2015	2014	2013
Net sales:
United States	$2,699.4	$3,077.8	$3,054.1
Non-U.S.	497.6	564.7	531.0

Net Sales	$3,197.0	$3,642.5	$3,585.1

Export sales as a percentage of net sales were approximately 16 percent for each of the years ended December 31, 2015 and 2014 and were approximately 15 percent for the year ended December 31, 2013. Based on destination, the principal international markets we serve are Canada and Asia. Net sales to Canada during each of the years ended December 31, 2015, 2014 and 2013 were approximately 13 percent of net sales.

Long-lived assets, excluding intangible assets, are based on asset location. As of December 31, 2015 and 2014, our long-lived assets, excluding intangible assets, by geographic areas were as follows:

	December 31,
(In millions)	2015	2014
Long-lived assets (excluding intangible assets):
United States	$1,369.0	$1,330.3
Non-U.S.	187.5	232.1

Total	$1,556.5	$1,562.4

Net assets are attributable to geographic areas based on the location of the legal entity. Net assets by geographic locations as of December 31, 2015 and 2014 were as follows:

	December 31,
(In millions)	2015	2014
Net assets:
United States	$1,432.9	$2,255.2
Non-U.S.	220.2	333.8

Total	$1,653.1	$2,589.0

19. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table sets forth certain quarterly financial data. The quarterly earnings (loss) per share amounts for a year will not add to the earnings per share for that year due to weighting of shares used in calculating per share data.

	Quarter and Year Ended December 31, 2015
(In millions, except per share data)	Q1	Q2	Q3	Q4
Net sales	$784.6	$869.2	$827.5	$715.7
Gross margin	103.9	123.5	112.8	36.1
Operating income (loss)	22.1	43.1	(811.7)	(61.4)
Net income (loss) from continuing operations	(2.4)	22.8	(798.2)	(66.0)
Consolidated net income (loss)	(8.8)	21.9	(792.5)	(57.7)
Net income (loss) attributable to Axiall	(10.6)	20.6	(769.6)	(56.8)
Earnings (loss) per share:
Basic	$(0.15)	$0.29	$(10.90)	$(0.80)
Diluted	$(0.15)	$0.29	$(10.90)	$(0.80)

	Quarter and Year Ended December 31, 2014
	Q1	Q2	Q3	Q4
Net sales	$808.5	$974.9	$997.5	$861.6
Gross margin	76.8	149.6	156.7	123.2
Operating income (loss)	3.1	68.9	75.1	19.6
Net income (loss) from continuing operations	(7.7)	37.7	48.2	(0.2)
Consolidated net income (loss)	(10.6)	28.1	45.1	(12.4)
Net income (loss) attributable to Axiall	(11.6)	27.2	44.5	(13.8)
Earnings (loss) per share:
Basic	$(0.17)	$0.39	$0.64	$(0.20)
Diluted	$(0.17)	$0.38	$0.63	$(0.20)

20. SUBSEQUENT EVENT

On June 10, 2016, the Company entered into an Agreement and Plan of Merger (the “Westlake Merger Agreement”) with Westlake Chemical Corporation (“Westlake”) and Lagoon Merger Sub, Inc., a newly formed wholly owned subsidiary of Westlake (“Merger Sub”). The Westlake Merger Agreement provides, among other things and subject to the terms and conditions set forth therein, for the merger of Merger Sub with and into the Company (the “Westlake Merger”), with the Company surviving the Westlake Merger as a wholly owned subsidiary of Westlake in a transaction in which each share of the Company’s common stock (“Company Common Stock”), issued and outstanding immediately prior to the time the Westlake Merger becomes effective, other than certain excluded shares as further described in the Westlake Merger Agreement, will be converted automatically into the right to receive $33.00 in cash, without interest (the “Merger Consideration”). The Westlake Merger is expected to be completed by August 31, 2016.

Each of the Company’s and Westlake’s obligation to consummate the Westlake Merger is subject to a number of conditions specified in the Westlake Merger Agreement, including, among others, (i) the adoption of the Westlake Merger Agreement by the affirmative vote of the holders of a majority of all outstanding shares of the Company Common Stock, (ii) the receipt of required regulatory approvals, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of required approval under the Canadian Competition Act, (iii) the absence of an order, judgment, injunction or law prohibiting the consummation of the Westlake Merger, (iv) the accuracy of the other party’s representations and warranties contained in the Westlake Merger Agreement (subject to certain materiality standards set forth in the Westlake Merger Agreement), and (v) the other party’s compliance with or performance of its covenants and agreements contained in the Westlake Merger Agreement in all material respects. The consummation of the Westlake Merger is not subject to a financing condition.

The Westlake Merger Agreement contains certain termination rights for each party. In addition, the Westlake Merger Agreement, in certain circumstances, provides for the payment of a termination fee by the Company to Westlake in the amount of $77.7 million.

In connection with the unsolicited offer and subsequent Westlake Merger Agreement, we incurred $8.4 million and $13.6 million of expenses during the three and six months ended June 30, 2016, respectively, including legal, financial advisor and accounting fees that are reflected in fees associated with unsolicited offer and strategic alternatives in our unaudited condensed consolidated statements of operations.

On August 1, 2016, we filed a definitive proxy statement with the SEC in order to notify the Company’s shareholders of a special meeting to be held on August 30, 2016 to vote on the Westlake Merger and to seek proxies from the Company’s shareholders in connection with such vote. Axiall and Westlake have received all regulatory approvals required for the Westlake Merger, including approvals required by U.S. and Canadian competition laws.

21. GUARANTOR INFORMATION

Axiall Corporation is primarily a holding company for its 100-percent and majority owned subsidiaries. Payment obligations under the indentures for the 4.875 Notes issued by Axiall Corporation, the 4.625 Notes issued by Spinco and the Term Loan Credit Agreement under which Axiall Holdco is the borrower, as described in Note 10 of the Notes to the Consolidated Financial Statements, are guaranteed by each of Axiall Corporation’s 100-percent owned domestic subsidiaries (including Spinco in the case of the 4.875 Notes), other than certain excluded subsidiaries. Axiall Corporation is also a guarantor under the 4.625 Notes issued by Spinco and the Term Loan Credit Agreement.

As of December 31, 2015, payment obligations under the indenture for the 4.875 Notes issued by Axiall Corporation are guaranteed by Axiall Noteco, Inc., Axiall Holdco, Inc., Axiall, LLC, Georgia Gulf Lake Charles, LLC, Royal Building Products (USA) Inc., Royal Window and Door Profiles Plant 13 Inc., Royal Window and Door Profiles Plant 14 Inc., Plastic Trends, Inc., Rome Delaware Corporation, Royal Plastics Group (U.S.A.) Limited, PHH Monomers, LLC, Eagle Holdco 3 LLC, Eagle US 2 LLC, Axiall Ohio, Inc., Eagle Natrium LLC, and Eagle Pipeline, Inc. (collectively, the “Guarantor Subsidiaries”) and Spinco. As of December 31, 2015, payment obligations under the indenture for the 4.625 percent Notes issued by Spinco are guaranteed by Axiall Corporation and each of the Guarantor Subsidiaries. Royal Mouldings Limited, Exterior Portfolio, LLC and Royal Group Sales (USA) Limited, entities that previously were identified as Guarantor Subsidiaries, were merged into Royal Building Products (USA) Inc., another of the Guarantor Subsidiaries, during the year ended December 31, 2015, and Royal Building Products (USA) Inc. was the surviving entity in those mergers.

Each of Spinco and the Guarantor Subsidiaries is a direct or indirect 100-percent owned subsidiary of Axiall Corporation. The guarantees made by each of Axiall Corporation, Spinco and the other Guarantor Subsidiaries are full, unconditional and joint and several. Except as disclosed in Note 10 of the Notes to the Consolidated Financial Statements, there are no restrictions on the ability of Axiall Corporation, Spinco or any other Guarantor Subsidiary to obtain funds from any of its direct or indirect 100-percent owned subsidiaries through dividends, loans or advances as a result of the issuance of the 4.625 Notes or the 4.875 Notes. Separate consolidated financial statements and other disclosures with respect to Spinco or the Guarantor Subsidiaries have not been provided as management believes the following information is sufficient. Investments in subsidiaries in the guarantor consolidated financial statements reflect investments in 100-percent owned entities within Axiall under the equity accounting method. This presentation of Spinco, the Guarantor Subsidiaries and the non-guarantor subsidiaries of Axiall Corporation (the “Non-Guarantor Subsidiaries”) is not included to present the Company’s financial condition, results of operations or cash flows for any purpose other than to comply with the specific requirements for subsidiary issuer and subsidiary guarantor reporting.

The following tables present (i) guarantor consolidating statements of operations and guarantor comprehensive income (loss) for the years ended December 31, 2015, 2014 and 2013, (ii) guarantor consolidating balance sheets as of December 31, 2015 and 2014, and (iii) guarantor consolidating statements of cash flows for the years ended December 31, 2015, 2014 and 2013, of each of Axiall Corporation (as parent issuer), Spinco (as subsidiary issuer), the Guarantor Subsidiaries (excluding Spinco), the Guarantor Subsidiaries (including Spinco and which also includes entries necessary to eliminate Spinco’s investment in such Guarantor Subsidiaries and other intercompany account balances) and the Non-Guarantor Subsidiaries. The Company acquired PHH Monomers, LLC, Eagle Holdco 3 LLC, Eagle US 2

LLC, Axiall Ohio, Inc., Eagle Natrium LLC, and Eagle Pipeline, Inc. (the “Eagle Guarantors”) and Spinco in connection with the consummation of the transactions related to the Company’s merger with the Merged Business on January 28, 2013. Accordingly, the Eagle Guarantors are included in the Guarantor Subsidiary column of the following guarantor consolidating balance sheet, as of December 31, 2015 and 2014, the guarantor statement of operations and comprehensive income for the years ended December 31, 2015 and 2014 and the guarantor consolidating statement of cash flows for the years ended December 31, 2015 and 2014.

Axiall Corporation and Subsidiaries

Guarantor Condensed Consolidating Balance Sheet

December 31, 2015

	Parent Company	Eagle	Guarantor Subsidiaries Excluding Eagle Spinco Inc.	Guarantor Subsidiaries Including Eagle Spinco Inc.	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)	(a)	Spinco Inc.		(b)	(c)	(d)	(a)+(b)+(c)+(d)
Assets:
Cash and cash equivalents	$0.3	$—	$159.4	$159.4	$98.3	$—	$258.0
Receivables, net of allowance for doubtful accounts	27.1	5.5	377.4	377.4	48.3	(97.5)	355.3
Inventories	—	—	217.7	217.7	63.2	—	280.9
Prepaid expenses and other	0.7	—	55.9	55.9	2.7	(0.4)	58.9
Deferred income taxes	—	—	—	—	—	—	—
Current assets of discontinued operations	—	—	19.3	19.3	17.6	—	36.9

Total current assets	28.1	5.5	829.7	829.7	230.1	(97.9)	990.0
Property, plant and equipment, net	11.0	—	1,357.9	1,357.9	187.6	—	1,556.5
Long-term receivables—affiliates	900.0	—	—	—	—	(900.0)	—
Goodwill	—	—	707.8	707.8	144.3	—	852.1
Customer relationships, net	—	—	823.1	823.1	127.2	—	950.3
Other intangible assets, net	—	—	63.1	63.1	0.3	—	63.4
Non-current assets of discontinued operations	—	—	18.4	18.4	43.6	—	62.0
Other assets, net	5.6	1.7	56.1	56.1	3.4	—	65.1
Investment in subsidiaries	1,235.5	1,833.3	473.3	473.3	—	(1,708.8)	—

Total assets	$2,180.2	$1,840.5	$4,329.4	$4,329.4	$736.5	$(2,706.7)	$4,539.4

Liabilities and Equity:
Current portion of long-term debt	$—	$—	$2.5	$2.5	$—	$—	$2.5
Accounts payable	84.3	27.0	211.9	233.3	24.7	(97.5)	244.8
Interest payable	3.2	12.2	—	12.2	—	—	15.4
Income taxes payable	—	—	0.4	0.4	2.2	(0.4)	2.2
Accrued compensation	9.5	—	23.7	23.7	7.8	—	41.0
Other accrued liabilities	13.6	—	48.2	48.2	32.9	—	94.7
Current liabilities of discontinued operations	—	—	9.3	9.3	6.2	—	15.5

Total current liabilities	110.6	39.2	296.0	329.6	73.8	(97.9)	416.1
Long-term debt, excluding the current portion of long-term debt	444.2	678.4	241.9	920.3	—	—	1,364.5
Long-term payables—affiliates	—	900.0	—	900.0	—	(900.0)	—
Lease financing obligation	—	—	—	—	44.0	—	44.0
Deferred income taxes	18.0	—	636.2	634.5	30.5	—	683.0
Pension and other post-retirement benefits	3.6	—	189.9	189.9	9.3	—	202.8
Non-current liabilities of discontinued operations	—	—	—	—	35.6	—	35.6
Other non-current liabilities	25.5	—	113.2	113.2	8.9	(7.3)	140.3

Total liabilities	601.9	1,617.6	1,477.2	3,087.5	202.1	(1,005.2)	2,886.3
Equity:
Total Axiall stockholders’ equity	1,578.3	222.9	2,852.2	1,241.9	459.6	(1,701.5)	1,578.3
Noncontrolling interest	—	—	—	—	74.8	—	74.8

Total equity	1,578.3	222.9	2,852.2	1,241.9	534.4	(1,701.5)	1,653.1

Total liabilities and equity	$2,180.2	$1,840.5	$4,329.4	$4,329.4	$736.5	$(2,706.7)	$4,539.4

Axiall Corporation and Subsidiaries

Guarantor Condensed Consolidating Balance Sheet

December 31, 2014

	Parent Company	Eagle	Guarantor Subsidiaries Excluding	Guarantor Subsidiaries Including Eagle Spinco Inc.	Non- Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)	(a)	Spinco Inc.	Eagle Spinco Inc.	(b)	(c)	(d)	(a)+(b)+(c)+(d)
Assets:
Cash and cash equivalents	$—	$—	$78.2	$78.2	$88.6	$—	$166.8
Receivables, net of allowance for doubtful accounts	162.8	—	470.1	454.3	63.2	(261.1)	419.2
Inventories	—	—	216.4	216.4	81.6	—	298.0
Prepaid expenses and other	0.1	—	82.8	82.8	6.1	—	89.0
Deferred income taxes	3.1	—	24.9	24.9	—	—	28.0
Current assets of discontinued operations	—	—	80.4	80.4	23.8	—	104.2

Total current assets	166.0	—	952.8	937.0	263.3	(261.1)	1,105.2
Property, plant and equipment, net	12.0	—	1,318.4	1,318.4	232.0	—	1,562.4
Long-term receivables—affiliates	1,292.9	—	—	—	—	(1,292.9)	—
Goodwill	—	—	1,493.7	1,493.7	247.3	—	1,741.0
Customer relationships, net	—	—	877.9	877.9	146.6	—	1,024.5
Other intangible assets, net	—	—	67.8	67.8	0.3	—	68.1
Non-current assets of discontinued operations	—	—	49.3	49.3	58.1	—	107.4
Other assets, net	10.4	0.7	31.6	31.6	5.4	—	47.4
Investment in subsidiaries	1,682.7	2,831.2	290.5	290.5	—	(1,973.2)	—

Total assets	$3,164.0	$2,831.9	$5,082.0	$5,066.2	$953.0	$(3,527.2)	$5,656.0

Liabilities and Equity:
Current portion of long-term debt	$—	$2.8	$—	$2.8	$—	$—	$2.8
Accounts payable	97.2	178.6	217.9	380.6	44.6	(261.1)	261.3
Interest payable	3.0	12.2	—	12.2	—	—	15.2
Income taxes payable	—	—	0.9	0.9	2.2	—	3.1
Accrued compensation	—	—	24.5	24.5	6.2	—	30.7
Other accrued liabilities	14.3	—	88.7	88.7	26.4	—	129.4
Current liabilities of discontinued operations	—	—	34.2	34.2	7.4	—	41.6

Total current liabilities	114.5	193.6	366.2	543.9	86.8	(261.1)	484.1
Long-term debt, excluding the current portion of long-term debt	443.4	866.1	—	866.1	—	—	1,309.5
Long-term payables—affiliates	—	900.0	—	900.0	392.9	(1,292.9)	—
Lease financing obligation	—	—	—	—	53.0	—	53.0
Deferred income taxes	10.0	—	720.4	719.8	37.7	—	767.5
Pension and other post-retirement benefits	4.4	—	235.7	235.7	10.4	—	250.5
Non-current liabilities of discontinued operations	—	—	3.8	3.8	41.5	—	45.3
Other non-current liabilities	110.6	—	114.9	114.9	8.7	(77.1)	157.1

Total liabilities	682.9	1,959.7	1,441.0	3,384.2	631.0	(1,631.1)	3,067.0
Equity:
Total Axiall stockholders’ equity	2,481.1	872.2	3,641.0	1,682.0	214.1	(1,896.1)	2,481.1
Noncontrolling interest	—	—	—	—	107.9	—	107.9

Total equity	2,481.1	872.2	3,641.0	1,682.0	322.0	(1,896.1)	2,589.0

Total liabilities and equity	$3,164.0	$2,831.9	$5,082.0	$5,066.2	$953.0	$(3,527.2)	$5,656.0

Axiall Corporation and Subsidiaries

Guarantor Condensed Consolidating Statement of Operations and Comprehensive Loss

Year Ended December 31, 2015

	Parent Company	Eagle	Guarantor Subsidiaries Excluding Eagle Spinco	Guarantor Subsidiaries Including Eagle Spinco Inc.	Non-Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)	(a)	Spinco Inc.	Inc.	(b)	(c)	(d)	(a)+(b)+(c)+(d)
Net sales	$—	$—	$2,811.8	$2,811.8	$572.8	$(187.6)	$3,197.0
Operating costs and expenses:
Cost of sales	—	—	2,539.0	2,539.0	469.3	(187.6)	2,820.7
Selling, general and administrative expenses	47.4	—	175.4	175.4	58.9	—	281.7
Restructuring and divestiture costs	12.8	—	1.2	1.2	8.4	—	22.4
Integration-related costs and other, net	7.8	—	7.5	7.5	0.7	—	16.0
Goodwill impairment charges	—	—	785.9	785.9	78.2	—	864.1

Total operating costs and expenses	68.0	—	3,509.0	3,509.0	615.5	(187.6)	4,004.9

Operating loss	(68.0)	—	(697.2)	(697.2)	(42.7)	—	(807.9)
Other expense:
Interest income (expense), net	19.6	(80.8)	(5.5)	(86.3)	(6.2)	—	(72.9)
Debt refinancing fees	—	(0.1)	(3.1)	(3.2)	—	—	(3.2)
Foreign exchange loss	—	—	(0.2)	(0.2)	(2.1)	—	(2.3)
Equity in loss of subsidiaries	(739.5)	(853.3)	(29.8)	(29.8)	—	769.3	—

Loss from continuing operations before income taxes	(787.9)	(934.2)	(735.8)	(816.7)	(51.0)	769.3	(886.3)
Provision for (benefit from) income taxes	28.5	(28.1)	(44.4)	(72.5)	1.5	—	(42.5)

Loss from continuing operations	(816.4)	(906.1)	(691.4)	(744.2)	(52.5)	769.3	(843.8)
Discontinued operations:
Income (loss) from discontinued operations	—	—	11.5	11.5	(3.5)	—	8.0
Provision for income taxes of discontinued operations	—	—	1.3	1.3	—	—	1.3

Net income (loss) from discontinued operations	—	—	10.2	10.2	(3.5)	—	6.7

Consolidated net loss	(816.4)	(906.1)	(681.2)	(734.0)	(56.0)	769.3	(837.1)
Less: net loss attributable to noncontrolling interest	—	—	—	—	(20.7)	—	(20.7)

Net loss attributable to Axiall	$(816.4)	$(906.1)	$(681.2)	$(734.0)	$(35.3)	$769.3	$(816.4)

Comprehensive loss attributable to Axiall	$(860.7)	$(879.0)	$(728.0)	$(780.8)	$(124.2)	$905.0	$(860.7)

Axiall Corporation and Subsidiaries

Guarantor Condensed Consolidating Statement of Operations and Comprehensive Loss

Year Ended December 31, 2014

(In millions)	Parent Company (a)	Eagle Spinco Inc.	Guarantor Subsidiaries Excluding Eagle Spinco Inc.	Guarantor Subsidiaries Including Eagle Spinco Inc. (b)	Non-Guarantor Subsidiaries (c)	Eliminations (d)	Consolidated (a)+(b)+(c)+(d)
Net sales	$—	$—	$3,224.5	$3,224.5	$647.0	$(229.0)	$3,642.5
Operating costs and expenses:
Cost of sales	—	—	2,832.2	2,832.2	533.0	(229.0)	3,136.2
Selling, general and administrative expenses	45.5	—	178.4	178.4	62.7	—	286.6
Restructuring and divestiture costs	—	—	14.0	14.0	2.7	—	16.7
Integration-related costs and other, net	15.5	—	13.3	13.3	3.4	—	32.2
Goodwill impairment charges	—	—	4.1	4.1	—	—	4.1

Total operating costs and expenses	61.0	—	3,042.0	3,042.0	601.8	(229.0)	3,475.8

Operating income (loss)	(61.0)	—	182.5	182.5	45.2	—	166.7
Other income (expense):
Interest income (expense), net	31.2	(87.4)	4.0	(83.4)	(18.8)	—	(71.0)
Foreign exchange loss	—	—	(0.5)	(0.5)	(0.5)	—	(1.0)
Equity in income (loss) of subsidiaries	55.7	(19.3)	11.7	11.7	—	(67.4)	—

Income (loss) from continuing operations before income taxes	25.9	(106.7)	197.7	110.3	25.9	(67.4)	94.7
Provision for (benefit from) income taxes	(20.4)	(29.9)	68.8	38.9	(1.8)	—	16.7

Income (loss) from continuing operations	46.3	(76.8)	128.9	71.4	27.7	(67.4)	78.0
Discontinued operations:
Loss from discontinued operations, before tax	—	—	(27.8)	(27.8)	(9.2)	—	(37.0)
Income tax benefit of discontinued operations	—	—	(9.2)	(9.2)	—	—	(9.2)

Net loss from discontinued operations	—	—	(18.6)	(18.6)	(9.2)	—	(27.8)

Consolidated net income (loss)	46.3	(76.8)	110.3	52.8	18.5	(67.4)	50.2
Less: net income attributable to noncontrolling interest	—	—	—	—	3.9	—	3.9

Net income (loss) attributable to Axiall	$46.3	$(76.8)	$110.3	$52.8	$14.6	$(67.4)	$46.3

Comprehensive loss attributable to Axiall	$(93.7)	$(193.1)	$(50.4)	$(107.9)	$(0.9)	$108.8	$(93.7)

Axiall Corporation and Subsidiaries

Guarantor Condensed Consolidating Statement of Operations and Comprehensive Income

Year Ended December 31, 2013

(In millions)	Parent Company (a)	Eagle Spinco Inc.	Guarantor Subsidiaries Excluding Eagle Spinco Inc.	Guarantor Subsidiaries Including Eagle Spinco Inc. (b)	Non-Guarantor Subsidiaries (c)	Eliminations (d)	Consolidated (a)+(b)+(c)+(d)
Net sales	$—	$—	$3,174.2	$3,174.2	$603.5	$(192.6)	$3,585.1
Operating costs and expenses:
Cost of sales	—	—	2,601.4	2,601.4	477.9	(192.6)	2,886.7
Selling, general and administrative expenses	41.3	—	170.4	170.4	58.4	—	270.1
Restructuring and divestiture costs	7.5	—	0.3	0.3	2.2	—	10.0
Integration-related costs and other, net	34.4	—	(2.1)	(2.1)	0.3	—	32.6

Total operating costs and expenses	83.2	—	2,770.0	2,770.0	538.8	(192.6)	3,199.4

Operating income (loss)	(83.2)	—	404.2	404.2	64.7	—	385.7
Other income:
Interest income (expense), net	(45.7)	(45.8)	39.8	(6.0)	(19.8)	—	(71.5)
Loss on redemption and other debt costs	(66.1)	(12.4)	—	(12.4)	—	—	(78.5)
Gain on acquisition of controlling interest	—	—	25.9	25.9	—	—	25.9
Foreign exchange loss	—	—	(0.1)	(0.1)	(0.1)	—	(0.2)
Equity in income of subsidiaries	293.1	114.3	22.6	22.6	—	(315.7)	—

Income from continuing operations before income taxes	98.1	56.1	492.4	434.2	44.8	(315.7)	261.4
Provision for (benefit from) income taxes	(67.2)	(19.7)	152.7	133.0	3.4	—	69.2

Income from continuing operations	165.3	75.8	339.7	301.2	41.4	(315.7)	192.2
Discontinued operations:
Loss from discontinued operations, before tax	—	—	(6.5)	(6.5)	(13.3)	—	(19.8)
Income tax benefit of discontinued operations	—	—	4.4	4.4	—	—	4.4

Net loss from discontinued operations	—	—	(10.9)	(10.9)	(13.3)	—	(24.2)

Consolidated net income (loss)	165.3	75.8	328.8	290.3	28.1	(315.7)	168.0
Less: net income attributable to noncontrolling interest	—	—	—	—	2.7	—	2.7

Net income attributable to Axiall	$165.3	$75.8	$328.8	$290.3	$25.4	$(315.7)	$165.3

Comprehensive income attributable to Axiall	$253.5	$165.7	$467.3	$429.0	$19.8	$(448.8)	$253.5

Axiall Corporation and Subsidiaries

Guarantor Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2015

(In millions)	Parent Company (a)	Eagle Spinco Inc.	Guarantor Subsidiaries Excluding Eagle Spinco Inc.	Guarantor Subsidiaries Including Eagle Spinco Inc. (b)	Non-Guarantor Subsidiaries (c)	Eliminations (d)	Consolidated (a)+(b)+(c)+(d)
Cash provided by operating activities - continuing operations	$63.8	$15.4	$181.3	$181.3	$67.4	$(67.2)	$245.3
Cash provided by operating activities -discontinued operations	—	—	16.5	16.5	5.3	—	21.8

Net cash provided by operating activities	63.8	15.4	197.8	197.8	72.7	(67.2)	267.1

Cash flows from investing activities:
Capital expenditures	(1.0)	—	(182.2)	(182.2)	(8.7)	—	(191.9)
Proceeds from the sale of assets and other	—	—	4.6	4.6	1.3	—	5.9

Cash used in investing activities -continuing operations	(1.0)	—	(177.6)	(177.6)	(7.4)	—	(186.0)
Cash provided by investing activities -discontinued operations	—	—	44.6	44.6	(0.3)	—	44.3

Net cash used in investing activities	(1.0)	—	(133.0)	(133.0)	(7.7)	—	(141.7)

Cash flows from financing activities:
Issuance of long-term debt	—	—	248.8	248.8	—	—	248.8
Long-term debt payments	—	(194.4)	(3.3)	(197.7)	—	—	(197.7)
Intercompany financing	—	194.4	(194.4)	—	—	—	—
Deferred acquisition payments	(10.0)	—	—	—	—	—	(10.0)
Fees paid relating to financing activities	(0.8)	—	(3.3)	(3.3)	—	—	(4.1)
Dividends paid	(45.7)	—	—	—	—	—	(45.7)
Distribution to noncontrolling interest	—	—	—	—	(8.4)	—	(8.4)
Share-based compensation plan activity	(6.0)	—	—	—	—	—	(6.0)
Distribution to affiliate	—	(15.4)	(31.4)	(31.4)	(35.8)	67.2	—

Net cash provided by (used in) financing activities	(62.5)	(15.4)	16.4	16.4	(44.2)	67.2	(23.1)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(11.1)	—	(11.1)

Net change in cash and cash equivalents	0.3	—	81.2	81.2	9.7	—	91.2
Cash and cash equivalents at beginning of year	—	—	78.2	78.2	88.6	—	166.8

Cash and cash equivalents at end of year	$0.3	$—	$159.4	$159.4	$98.3	$—	$258.0

Axiall Corporation and Subsidiaries

Guarantor Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2014

(In millions)	Parent Company (a)	Eagle Spinco Inc.	Guarantor Subsidiaries Excluding Eagle Spinco Inc.	Guarantor Subsidiaries Including Eagle Spinco Inc. (b)	Non-Guarantor Subsidiaries (c)	Eliminations (d)	Consolidated (a)+(b)+(c)+(d)
Cash provided by operating activities - continuing operations	$68.2	$12.4	$178.6	$181.8	$52.8	$(20.8)	$282.0
Cash provided by (used in) operating activities - discontinued operations	—	—	15.8	15.8	(6.7)	—	9.1

Net cash provided by operating activities	68.2	12.4	194.4	197.6	46.1	(20.8)	291.1

Cash flows from investing activities:
Capital expenditures	(6.8)	—	(172.5)	(172.5)	(13.8)	—	(193.1)
Proceeds from sale of assets and other	—	—	6.3	6.3	0.3	—	6.6
Acquisitions, net of cash acquired	—	—	(5.8)	(5.8)	(0.3)	—	(6.1)

Cash used in investing activities - continuing operations	(6.8)	—	(172.0)	(172.0)	(13.8)	—	(192.6)
Cash used in investing activities - discontinued operations	—	—	(11.2)	(11.2)	(4.7)	—	(15.9)

Net cash used in investing activities	(6.8)	—	(183.2)	(183.2)	(18.5)	—	(208.5)
Cash flows from financing activities:
Borrowings under ABL revolver	148.9	—	—	—	—	—	148.9
Repayments under ABL revolver	(148.9)	—	—	—	—	—	(148.9)
Long-term debt payments	—	(2.8)	(0.7)	(3.5)	(2.3)	—	(5.8)
Deferred acquisition payments	(10.0)	—	—	—	—	—	(10.0)
Fees paid related to financing activities	(1.8)	(0.4)	—	(0.4)	—	—	(2.2)
Dividends paid	(45.0)	—	—	—	—	—	(45.0)
Distribution to noncontrolling interest	—	—	—	—	(7.7)	—	(7.7)
Share-based compensation plan activity	(4.6)	—	—	—	—	—	(4.6)
Distribution to affiliate	—	(9.2)	(9.2)	(9.2)	(11.6)	20.8	—

Net cash used in financing activities	(61.4)	(12.4)	(9.9)	(13.1)	(21.6)	20.8	(75.3)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(7.0)	—	(7.0)

Net change in cash and cash equivalents	—	—	1.3	1.3	(1.0)	—	0.3
Cash and cash equivalents at beginning of period	—	—	76.9	76.9	89.6	—	166.5

Cash and cash equivalents at end of period	$—	$—	$78.2	$78.2	$88.6	$—	$166.8

Axiall Corporation and Subsidiaries

Guarantor Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2013

	Parent Company	Eagle	Guarantor Subsidiaries Excluding Eagle Spinco	Guarantor Subsidiaries Including Eagle Spinco Inc.	Non-Guarantor Subsidiaries	Eliminations	Consolidated
(In millions)	(a)	Spinco Inc.	Inc.	(b)	(c)	(d)	(a)+(b)+(c)+(d)
Cash provided by operating activities - continuing operations	$60.1	$112.0	$70.4	$182.4	$61.3	$—	$303.8
Cash provided by (used in) operating activities - discontinued operations	—	—	23.6	23.6	(1.7)	—	21.9

Net cash provided by operating activities	$60.1	$112.0	$94.0	$206.0	$59.6	$—	$325.7

Cash flows from investing activities:
Capital expenditures	(8.7)	—	(150.9)	(150.9)	(18.3)	—	(177.9)
Proceeds from sale of assets and other	—	—	(1.8)	(1.8)	—	—	(1.8)
Distribution from affiliate	15.9	15.9	19.9	19.9	—	(35.8)	—
Acquisitions, net of cash acquired	21.6	—	—	—	24.3	—	45.9

Cash used in investing activities - continuing operations	28.8	15.9	(132.8)	(132.8)	6.0	(35.8)	(133.8)
Cash used in investing activities - discontinued operations	—	—	0.2	0.2	(6.0)	—	(5.8)

Net cash provided by (used in) investing activities	28.8	15.9	(132.6)	(132.6)	—	(35.8)	(139.6)
Cash flows from financing activities:
Issuance of long-term debt	450.0	—	—	—	—	—	450.0
Long-term debt payments	(450.0)	(81.8)	—	(81.8)	—	—	(531.8)
Make-whole and other fees paid related to financing activities	(65.9)	(30.2)	—	(30.2)	(2.0)	—	(98.1)
Dividends paid	(22.2)	—	—	—	—	—	(22.2)
Distribution to noncontrolling interest	—	—	—	—	(13.3)	—	(13.3)
Share-based compensation plan activity	(0.8)	—	—	—	—	—	(0.8)
Distribution to affiliate	—	(15.9)	(15.9)	(15.9)	(19.9)	35.8	—

Net cash used in financing activities	(88.9)	(127.9)	(15.9)	(127.9)	(35.2)	35.8	(216.2)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	(3.7)	—	(3.7)

Net change in cash and cash equivalents	—	—	(54.5)	(54.5)	20.7	—	(33.8)
Cash and cash equivalents at beginning of period	—	—	131.4	131.4	68.9	—	200.3

Cash and cash equivalents at end of period	$—	$—	$76.9	$76.9	$89.6	$—	$166.5